Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

August 6, 2021

by and among

BROOKFIELD ASSET MANAGEMENT REINSURANCE PARTNERS LTD.,

FREESTONE MERGER SUB INC.

and

AMERICAN NATIONAL GROUP, INC.

B-1

(CONTINUED)

(CONTINUED)

(CONTINUED)

Exhibits

Exhibit A	Certain Definitions

Exhibit B	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit C	Form of Stockholder Written Consent

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 6, 2021 is by and among Brookfield Asset Management Reinsurance Partners Ltd., an exempted company limited by shares existing under the laws of Bermuda (“Parent”), Freestone Merger Sub Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and American National Group, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company is sometimes referred to individually as a “Party” and collectively as the “Parties.”

W I T N E S E T H:

WHEREAS, it is proposed that, upon the terms and subject to the satisfaction of the conditions set forth in this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), with the Company surviving the Merger as the Surviving Corporation, whereby (a) each issued and outstanding Share as of the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive $190.00 per Share, net in cash, without interest and less any amounts entitled to be deducted or withheld in accordance with Section 3.3, and (b) the Company shall become a wholly-owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held on or prior to the date hereof, has (a) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions (including the Merger), (c) approved the execution, delivery and performance by the Company of this Agreement and, subject to the Company Stockholder Approval, the consummation of the Transactions (including the Merger), (d) directed that, in the event all Stockholder Written Consents are not delivered to Parent in accordance with Section 8.2(a), and Parent does not terminate this Agreement in accordance with Section 10.1(c)(iii), the adoption of this Agreement be submitted to a vote at a meeting of the holders of issued and outstanding shares of Company Common Stock (the “Shares”) and (e) resolved to recommend the adoption of this Agreement by the holders of Shares (the preceding clauses (a) through (e), the “Board Recommendation”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held on or prior to the date hereof, has approved and declared advisable this Agreement and the Transactions (including the Merger) on the terms set out in this Agreement;

WHEREAS, the Board of Directors of Merger Sub has by unanimous vote (a) determined that this Agreement and the Transactions (including the Merger) are fair to, and in the best interests of, Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement and the Transactions (including the Merger) and (c) directed that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption thereby and recommended that Parent adopt this Agreement and the Transactions (including the Merger);

WHEREAS, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly following its execution;

WHEREAS, promptly following the execution of this Agreement, and as a condition and material inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company will execute and deliver to the Company and Parent irrevocable written consents pursuant to which such holders will adopt this Agreement in accordance with Sections 228 and 251(c) of the DGCL; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and an inducement to the Company’s willingness to enter into this Agreement, Brookfield Asset Management Inc. (the “Equity Investor”) has entered into an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Equity Investor has committed, subject to the terms and conditions therein, to invest in Parent the amounts set forth therein.

NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the capitalized terms have the respective meanings ascribed to such terms in Exhibit A or as otherwise defined elsewhere in this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly-owned Subsidiary of Parent.

(b) On the Closing Date, as soon as practicable after the Closing, the Company will file a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware, in such form as determined by the Parties and in accordance with the applicable provisions of the DGCL (the “Certificate of Merger”), and the Parties shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company may agree in writing and specify in the Certificate of Merger (the “Effective Time”).

(c) At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of each of the Company and Merger Sub, all as provided under the DGCL.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Sidley Austin LLP, 1000 Louisiana Street, Suite 5900, Houston, Texas 77002 or remotely by exchange of documents and signatures (or their electronic counterparts), in each case, on the fourth Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, method, date or time as the Company and Parent may agree in writing. For purposes of this Agreement, “Closing Date” means the date on which the Closing occurs.

Section 2.3 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be in the form set forth in Exhibit B, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until duly amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall become references to the Surviving Corporation, and as so amended and restated shall be the bylaws of the Surviving Corporation until duly amended as provided therein or by applicable Law.

Section 2.4 Directors and Officers of the Surviving Corporation. The Parties shall take all requisite actions such that, from and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, incapacitation, retirement, resignation or removal.

Section 2.5 Effect of the Merger on Capital Stock.

(a) At the Effective Time, subject to the other provisions of this Article II and Article III, each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares to be canceled pursuant to Section 2.5(d), any Shares covered under Section 2.6, and any Dissenting Shares, which shall have only those rights set forth in Section 2.7) shall, by virtue of the Merger and without any action on the part of any holder thereof, Parent, Merger Sub or the Company, be converted into the right to receive $190.00 per Share, net in cash, without interest and less any amounts required to be deducted or withheld in accordance with Section 3.3 (the “Merger Consideration”).

(b) From and after the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 2.5 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of (x) a certificate (each a “Certificate”) or (y) non-certificated Shares represented by book entry (“Book-Entry Shares”) previously representing any such Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration to be paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.1.

(c) If, at any time during the period between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend or stock distribution thereon with a record date during such period, then the Merger Consideration (including Merger Consideration payable in respect of Company RSU Awards pursuant to Section 2.6(a)(ii)) shall be appropriately equitably adjusted to reflect the effect of such change; provided, however, that (i) nothing in this Section 2.5 shall be construed to permit the Company to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement and (ii) cash dividends and grants of equity compensation not prohibited by the terms hereof shall not result in any adjustment to the Merger Consideration.

(d) At the Effective Time, all shares of Company Common Stock that, immediately prior to the Effective Time, (i) are owned by Parent, Merger Sub or the Company or any direct or indirect wholly-owned Subsidiaries of Parent, Merger Sub or the Company or (ii) are held in treasury of the Company (such shares, together with the shares of Company Common Stock described in clause (i), the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(e) At the Effective Time, each issued and outstanding share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

Section 2.6 Equity Awards.

(a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions as may be required and take all corporate action necessary to effect the following:

(i) at the Effective Time, each awarded share of Company Common Stock subject to vesting, repurchase or other lapse restriction (each, a “Company RS Award”) that is outstanding as of the Effective Time, shall be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 2.5;

(ii) at the Effective Time, each award of stock units relating to shares of Company Common Stock (including any such stock unit that is payable in cash or other property, the value of which is determined with reference to the value of Company Common Stock) subject to vesting, repurchase or other lapse restriction (each, a “Company RSU Award”), whether vested or unvested, that is outstanding as of the Effective Time, shall be deemed to be fully vested and non-forfeitable (to the extent not previously vested) and shall be canceled and converted into the right to receive a cash payment equal to (1) the Merger Consideration, multiplied by (2) the total number of Shares subject to such Company RSU Award immediately prior to the Effective Time; and

(iii) make such other changes to the Company Stock Plan as the Company and Parent may agree in writing are appropriate to give effect to the Merger.

(b) As soon as reasonably practicable after the Effective Time (but in no event later than five Business Days following the Effective Time), or such time that is otherwise required by applicable Law, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, pay the consideration payable pursuant to Section 2.6(a), net of any applicable withholding Taxes or deductions required under the Code or any provision of state, local or foreign Law with respect to the making of such payment, to the holders of Company RS Awards and Company RSU Awards through, to the extent applicable, the Surviving Corporation’s payroll; provided, however, that to the extent payment within such time or on such date would trigger a Tax or penalty under Section 409A of the Code, such payments shall be made on the earliest date that payment would not trigger such Tax or penalty.

Section 2.7 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time shall not be converted into the right to receive Merger Consideration if they are held by a holder who (x) has not voted in favor of the Merger or consented thereto, (y) has properly demanded appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and (z) as of the Effective Time, has not effectively waived, withdrawn or lost that holder’s rights to such appraisal under the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or effectively waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such Shares). Instead of being converted into the right to receive Merger Consideration as of the Effective Time, such Dissenting Shares shall be entitled to receive only such consideration as shall be determined to be due with respect to such Dissenting Shares pursuant to Section 262 of the DGCL; provided, however, that if any such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost such holder’s right to appraisal and payment under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease and (ii) such holder’s Dissenting Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (without interest and less any amounts entitled to be deducted or withheld pursuant to Section 3.3) upon the surrender of the Certificates or Book Entry Shares previously representing such Dissenting Shares. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of the fair value of any Shares under the DGCL, any waiver or withdrawal of any such demand (other than any such waiver set forth in any Stockholder Written Consent), and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand, and Parent shall have the opportunity and right to direct, in consultation with the Company, any negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE III

EXCHANGE OF CERTIFICATES

Section 3.1 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a bank, trust company or nationally recognized stockholder services provider or such other Person reasonably acceptable to the Company as paying agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which the holders of such Shares shall become entitled pursuant to, and in accordance with, Section 2.5. Promptly after the Effective Time (but in no event later than three Business Days following the Effective Time), Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash in an aggregate amount sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.5 (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration in the Merger.

(b) Promptly after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of Shares as of the Effective Time, in each case whose Shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) in such form as the Company and Parent may reasonably agree, for use in effecting delivery of Shares to the Paying Agent. Surrender of any Book-Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.

(c) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Paying Agent of a Certificate or Book-Entry Share (or affidavits in lieu thereof in accordance with Section 3.2), together with a properly completed letter of transmittal, will be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, and such Certificates and Book-Entry Shares shall then be canceled. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration as contemplated by Section 2.5.

(d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the payment thereof that (i) the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such delivery of the Merger Consideration shall either (A) pay to the Paying Agent any stock transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or (B) establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. None of Parent, Merger Sub and the Surviving Corporation shall have any liability for the transfer and other similar Taxes described in this Section 3.1(d) under any circumstance. Payment of the aggregate Merger Consideration, as applicable, with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered.

(e) All Merger Consideration paid upon the surrender of and in exchange for Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there shall be no further registration of transfers of Shares made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be canceled and exchanged for the consideration provided for by, and in accordance with the procedures set forth in, Article II and this Article III.

(f) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.1(a) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent, or transferred as otherwise directed by Parent, upon demand, and any such holder who has not exchanged such holder’s Shares for the Merger Consideration in accordance with this Section 3.1 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time, or such earlier time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(g) The Paying Agent shall invest any cash deposited by or on behalf of Parent pursuant to Section 3.1(a) as directed by Parent; provided, however, that (i) in no event shall any losses on such investments affect the cash payable to former holders of Shares pursuant to this Article III, and (ii) such investments shall be in (1) obligations of or guaranteed by the United States of America, (2) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (3) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (4) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such investment instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid promptly to Parent. To the extent there are any losses with respect to any investments of the funds deposited with the Paying Agent, or the funds shall for any other reason, including the Dissenting Shares losing their status as such, not be sufficient for the Paying Agent to make prompt payment of the Merger Consideration, then upon demand by the Paying Agent, Parent shall promptly reimburse any such loss or otherwise provide additional funds (by wire transfer of immediately available funds) so as to ensure that the funds are at all times maintained at a level sufficient for the Paying Agent to make all payments contemplated by this Agreement to be made by the Paying Agent.

(h) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees incurred by a holder of Shares in connection with the Merger, as well as the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the responsibility solely of such holder.

Section 3.2 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Shares formerly represented by that Certificate, or by a representative of that holder, in each case, claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will, if such holder has otherwise delivered a properly completed and duly executed letter of transmittal, pay (less any amounts entitled to be deducted or withheld pursuant to Section 3.3), in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated by this Article III.

Section 3.3 Withholding Rights. If and to the extent required under any provision of applicable Law, each of the Surviving Corporation, Parent, the Company, Merger Sub and the Paying Agent shall be entitled to deduct and withhold amounts from the consideration otherwise payable to any Person pursuant to Article II and this Article III. To the extent that amounts are so deducted or withheld by the Company, Merger Sub, the Surviving Corporation, Parent or the Paying Agent, as the case may be, and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

Section 3.4 Certificate of USRPHC Status. At the Closing, the Company shall deliver to Parent (a) a certificate dated as of the Closing Date executed by the Company satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that (x) the Company is not nor has been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five years preceding the Closing Date and (y) no interest in the Company constitutes a United States real property interest (as defined in section 897(c)(1) of the Code and the regulations promulgated thereunder) and (b) a notice from the Company to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, along with written authorization for Parent, as agent for the Company, to deliver such notice form to the IRS on behalf of the Company upon the Closing. In the event the Company fails to deliver such a certificate, Parent’s sole remedy shall be to withhold from consideration otherwise payable pursuant to Section 3.3.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent that, except as disclosed (i) in the Company SEC Documents (including all exhibits and schedules thereto and documents listed in an exhibit index for the Company 10-K that are incorporated by reference in such exhibits and schedules, but excluding any disclosures in such Company SEC Documents in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) filed or furnished prior to the date that was two Business Days prior to the date of this Agreement or (ii) in the disclosure schedules delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosure with respect to the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure, notwithstanding the omission of a cross-reference to such other section or subsection):

Section 4.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate powers and authority required to enable it to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties or asset owned, leased or operated by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failures to be so qualified, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect. The Company has heretofore made available to Parent true, complete and accurate copies of the Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”). The Company is not in violation of any provision of the Company Charter or the Company Bylaws.

Section 4.2 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote or written consent of holders of a majority of the outstanding Shares in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or consent of the holders of any of the Company’s capital stock or any holder of capital stock of any of the Company’s Subsidiaries necessary to authorize or adopt this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

(b) The Company Board, at a meeting duly called and held on or prior to the date hereof, has (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions (including the Merger), (iii) approved the execution, delivery and performance by the Company of this Agreement and, subject to the Company Stockholder Approval, the consummation of the Transactions (including the Merger), (iv) directed that in the event all Stockholder Written Consents are not delivered to Parent in accordance with Section 8.2(a), and Parent does not terminate this Agreement in accordance with Section 10.1(c)(iii), the adoption of this Agreement be submitted to a vote at a meeting of the holders of Shares and (v) resolved to recommend the adoption of this Agreement by the holders of Shares.

Section 4.3 Governmental Authorization. Except as set forth on Section 4.3 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or Consent of, any Governmental Entity to be requested or obtained by the Company or any of its Subsidiaries prior to the Closing other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (c) compliance with any applicable requirements of Laws in foreign jurisdictions governing antitrust or merger control matters, (d) compliance with any applicable requirements of the Exchange Act, (e) compliance with any applicable requirements of the Securities Act, (f) the appropriate filings and approvals under the rules of the NASDAQ and (g) other actions or filings the absence or omission of which, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect.

Section 4.4 Non-Contravention. Except as set forth on Section 4.4 of the Company Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not, assuming compliance with the matters referred to in Section 4.2 and Section 4.3, (a) contravene or conflict with or constitute a violation of the Company Charter or the Company Bylaws or the organizational documents of any Subsidiary of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries, (c) result in a breach of, require any consent under, constitute a default (or an event that with notice or the passage of time would become a default) under, or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any Permit or similar authorization held by the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or breaches, consents, defaults, rights of termination, cancellations, amendments or accelerations, losses or Encumbrances referred to in clause (c) or (d) that, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect.

Section 4.5 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”). As of August 5, 2021 (the “Company Measurement Date”), 26,887,200 shares of Company Common Stock were issued and outstanding (including 10,000 unvested shares of Company Common Stock issued in respect of Company RS Awards). With the exception of Company Common Stock, no other shares of capital stock or other voting securities (including Company Preferred Stock) are issued or outstanding. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any pre-emptive rights. As of the Company Measurement Date, there were 10,197 shares of Company Common Stock underlying Company RSU Awards, and each such Company RSU Award will be settled solely in cash. Except as set forth in this Section 4.5, and except for changes since the close of business on the Company Measurement Date resulting from (x) the vesting or forfeiture, as applicable, of Company RS Awards or Company RSU Awards outstanding on such date, or (y) the payment, redemption or forfeiture of other securities issued as permitted by Section 6.1, there are outstanding (a) no shares of capital stock or other voting securities of the Company, (b) no options, warrants or other rights to acquire from the Company any capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company, (c) no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries, in each case, that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, or that have or that by their terms may have at any time (whether actual or contingent) the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Subsidiaries may vote, (d) no preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of the Company, obligating the Company to issue, transfer or sell any capital stock or voting securities of the Company or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment, (e) no restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, excluding, for the avoidance of doubt, book value units granted under the Company’s long-term incentive program (the items in the foregoing clauses (a) through (e), including the Company Capital Stock, being referred to collectively as “Company Securities”) and (f) no obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares or any other Company Securities excluding, for the avoidance of doubt, from clauses (e) and (f) hereof, the Company RSU Awards and the Company RS Awards. Except as permitted by Section 6.1(e) with respect to any Company RS Awards and Company RSU Awards, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the Company Capital Stock. All outstanding Company Securities have been offered and issued in compliance in all material respects with all applicable Laws, including the Securities Act and “blue sky” Laws.

(b) As of the Effective Time, no former holder of a Company RS Award or Company RSU Award will have any rights with respect to such award other than the rights contemplated by Section 2.6 of this Agreement.

Section 4.6 Subsidiaries.

(a) Each Significant Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all powers to carry on its business as now conducted. Each Significant Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failures to be so qualified, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect. The Company has heretofore made available to Parent true, complete and accurate copies of the Organizational Documents of each Significant Subsidiary of the Company, as amended to the date of this Agreement. No Significant Subsidiary is in violation of any provision of its Organizational Documents except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to such Significant Subsidiary.

(b) Except as set forth on Section 4.6(b) of the Company Disclosure Schedules, all of the outstanding capital stock of, or other ownership interests in, each Significant Subsidiary of the Company is wholly-owned by the Company, directly or indirectly, beneficially and of record, free and clear of any Encumbrance (except for such Encumbrances as may be provided under the Securities Act, other applicable Laws, or the Organizational Documents of such Subsidiary). All outstanding shares of capital stock of each Significant Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any pre-emptive rights. There are no outstanding (i) securities of the Company or any of its Significant Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Significant Subsidiary of the Company or (ii) (A) options, warrants or other rights to acquire from the Company or any of its Significant Subsidiaries any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Significant Subsidiary of the Company, (B) bonds, debentures, notes or other Indebtedness of any Significant Subsidiary of the Company that are linked to, or the value of which is in any way based upon or derived from, the value of the Company, any of its Significant Subsidiaries or any part thereof, or any dividends or other distributions declared or paid on any shares of capital stock of, or other equity or voting interests in, the Company or any of its Significant Subsidiaries, or that have or that by their terms may have at any time (whether actual or contingent) the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any of its Significant Subsidiaries may vote, (C) preemptive or similar rights, subscription or other rights, convertible securities, or other agreements, arrangements or commitments of any character relating to the capital stock of any Significant Subsidiary of the Company, obligating the Company or any of its Significant Subsidiaries to issue, transfer or sell any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, the Company or any Significant Subsidiary of the Company or obligating the Company or any Significant Subsidiary of the Company to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment or (D) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company or any Significant Subsidiary of the Company, excluding, for the avoidance of doubt, book value units granted under the Company’s long-term incentive program (the items in the foregoing clauses (i) and (ii) being referred to collectively as “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities. No Significant Subsidiary other than American National Insurance Company (“ANICO”) is, or has been, subject to any requirement to file periodic reports under the Exchange Act. No Significant Subsidiary of the Company owns any Shares. None of the Significant Subsidiaries has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Significant Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon.

Section 4.7 SEC Filings.

(a) True, correct and complete copies of the Company’s (i) annual reports on Form 10-K for its fiscal years ended December 31, 2018, 2019 and 2020, (ii) proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since January 1, 2018 and (iii) other reports, statements, schedules and registration statements filed with the SEC since January 1, 2018 (the documents referred to in this Section 4.7(a) being referred to collectively as the “Company SEC Documents”) are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). To the extent that any Company SEC Document available on EDGAR contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Company SEC Documents that it has so filed with or furnished to the SEC. The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2020 is referred to herein as the “Company 10-K.” The Company’s quarterly report on Form 10-Q for the three months ended March 31, 2021 is referred to herein as the “Company 10-Q.”

(b) As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents) (or, in each case, if amended or supplemented prior to the date of this Agreement, as of the effective date or filing date, as applicable, of such amendment or supplement), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as applicable, and the rules and regulations of the SEC applicable to such Company SEC Documents.

(c) As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents) (or, in each case, if amended or supplemented prior to the date of this Agreement, as of the effective date or filing date, as applicable, of such amendment or supplement), no Company SEC Document contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The Company has timely filed with or furnished to the SEC all forms, reports, schedules, registration statements, proxy statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2019. To the knowledge of the Company, none of the Company SEC Documents is the subject of an ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

Section 4.8 Financial Statements.

(a) Except as otherwise set forth on Section 4.8(a) of the Company Disclosure Schedules, the audited and unaudited financial statements of the Company (including any related notes and schedules) included or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing with the SEC, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations, stockholders’ equity, income, changes in consolidated position or cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments), all in conformity with GAAP and the applicable rules and regulations of the SEC.

(b) The Company has made available to Parent and Merger Sub copies of the following statutory statements, in each case together with the exhibits, schedules and notes thereto (collectively, the “Statutory Statements”): (i) the annual statement of each Insurance Company as of and for the annual periods ended December 31, 2018, 2019 and 2020, in each case as filed with the applicable Domiciliary Department of Insurance for such Insurance Company, and (ii) the quarterly statements of each Insurance Company as of and for the quarterly period ended March 31, 2021, in each case as filed with the Domiciliary Department of Insurance of such Insurance Company. The Statutory Statements have been prepared in all material respects in accordance with SAP applied consistently throughout the periods presented, and present fairly, in all material respects, the statutory financial position and results of operations of the Insurance Companies as of their respective dates and for the respective periods covered thereby. Except as set forth on Section 4.8(b) of the Company Disclosure Schedules, as of its filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each such filing complied with applicable Law in all material respects. No Governmental Entity has asserted any deficiency related to any such filing.

Section 4.9 Disclosure Documents. The Proxy Statement or Information Statement, as applicable, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as applicable, at the date it is first mailed to the holders of Shares, and (in the case of the Proxy Statement) at the time of the Company Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event with respect to the Company or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement or the Information Statement, as applicable, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by Law, disseminated to the holders of Shares. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in Proxy Statement or Information Statement, as applicable, based on information supplied by or on behalf of Parent or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as applicable.

Section 4.10 Controls and Procedures.

(a) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to Company SEC Documents and the statements contained in such certifications are true and accurate in all material respects. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the respective meanings given to such terms in the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all of the other applicable provisions of the Sarbanes-Oxley Act.

(b) The Company maintains, on behalf of itself and its Subsidiaries, a system of internal controls over financial reporting (as such terms are defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries.

(c) The Company has designed and maintained disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that such information is communicated to the Company’s management by others within the Company and its Subsidiaries as appropriate to allow timely decisions regarding required disclosure. Neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (i) any significant deficiencies or material weaknesses (as such terms are defined in Rule 12b-2 under the Exchange Act) in the design or operation of system of internal controls over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated and (B) any fraud that involves management or other employees who have a significant role in its internal controls over financial reporting utilized by the Company and its Subsidiaries.

(d) Since January 1, 2019, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, auditor or other Representative of the Company or any of its Subsidiaries has received any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(e) Neither the Company nor any of its Subsidiaries is a party to, nor do they have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company and its Subsidiaries in the Company SEC Documents.

(f) The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NASDAQ.

Section 4.11 Absence of Certain Changes. Except as set forth on Section 4.11 of the Company Disclosure Schedules:

(a) From the Company Balance Sheet Date to the date hereof, (i) the Company and its Subsidiaries have conducted their business in the ordinary course of business consistent with past practice in all material respects and (ii) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach of clauses (a), (b), (c), (d), (e), (j), (l), (m), (o) or (p) of Section 6.1 had the restrictions thereunder been in effect since the Company Balance Sheet Date.

(b) From the Company Balance Sheet Date to the date hereof, there has not been any Effect that, individually or in the aggregate, has had, or would be reasonably expected to have, a Company Material Adverse Effect.

Section 4.12 No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than:

(a) liabilities reflected or reserved against in the Company Balance Sheet (including the notes thereto) or in any other balance sheets included in the Company SEC Documents;

(b) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice;

(c) liabilities that, individually or in the aggregate, are not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole; and

(d) liabilities arising under this Agreement or incurred in connection with the Transactions.

Section 4.13 Litigation. Except as set forth on Section 4.13 of the Company Disclosure Schedules:

(a) There is no Proceeding (other than ordinary course claims within applicable policy limits made under or in connection with Insurance Contracts issued by the Company or any of its Subsidiaries) pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries or any of their respective officers or directors in their capacities as such, except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(b) There is no outstanding order, writ, injunction or judgment to which the Company or any of Subsidiaries is subject that, individually or in the aggregate, is, or would be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(c) To the knowledge of the Company, there is no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries that is pending or is being threatened in writing that, individually on in the aggregate, is, or would be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.14 Taxes. Except as set forth (x) on Section 4.14 of the Company Disclosure Schedules or (y) in the Company Balance Sheet (including the notes thereto), and except as, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole:

(a) (i) all Tax Returns required to be filed with any Tax Authority by, or with respect to, the Company and its Subsidiaries have been duly and timely filed in accordance with all applicable Laws (taking into account applicable extensions), (ii) all Taxes due and owing by the Company and its Subsidiaries (whether or not shown on such Tax Returns) have been timely paid, and (iii) all of such Tax Returns are true, correct and complete in all respects;

(b) there is no action, suit, proceeding, audit or claim now proposed in writing or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax Return;

(c) all Taxes required to be withheld, collected or deposited by the Company or its Subsidiaries in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other party have been timely withheld, collected and deposited with the applicable Tax Authority;

(d) no written claim has been made by a Tax Authority in a jurisdiction in which the Company or one of its Subsidiaries does not file a Tax Return claiming that the Company or any of its Subsidiaries is subject to taxation that would be the subject of such Tax Return, which claim has not been fully resolved with the applicable Tax Authority;

(e) neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code;

(f) neither the Company nor any of its Subsidiaries has granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of the Company or any of its Subsidiaries;

(g) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation for any Tax imposed on any entity other than such Person under, any Tax sharing, allocation or indemnity agreement or any similar agreement or arrangement, except (i) as the result of the application of Treasury Regulations Section 1.1502-6 (and any comparable provision of the Tax Laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company or any of its Subsidiaries is or was the common parent; (ii) for any such agreement or arrangement solely between or among any of the Company and its Subsidiaries; (iii) as provided in any customary partnership indemnification provisions in any partnership or limited liability company agreement of any Subsidiary of the Company; or (iv) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements);

(h) neither the Company nor any of its Subsidiaries has (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act or (iv) elected to defer any payroll, employment, or similar Taxes pursuant to any Payroll Tax Executive Order;

(i) neither the Company nor any of its Subsidiaries is required to include any amounts in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount (other than insurance premiums on policies written by an Insurance Company) received on or prior to the Closing Date; (v) election under Section 965(h) of the Code, or (vi) any adjustment in the methodology of computing reserves under Section 807 of the Code or discounting unpaid losses under Section 846 of the Code;

(j) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under similar provisions of state, local or non-U.S. Tax Law; and

(k) there are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries.

None of the representations or warranties made in this Section 4.14 shall apply to the Tax treatment of Insurance Contracts, which shall be governed solely by Section 4.32.

Section 4.15 Employee Benefit Plans; Employment.

(a) The Company has provided Parent with a true, complete and accurate list (set forth in Section 4.15(a) of the Company Disclosure Schedules) identifying each material Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, the Company has made available to Parent true, complete and accurate copies of, as applicable: (i) the plan document (or, in the case of any unwritten Company Benefit Plan, a description thereof), any related trust agreement, insurance contract or policy or other funding instrument and any amendments thereto; (ii) the most recent annual report on Form 5500, with all accompanying schedules and financial statements attached thereto (including any related actuarial valuation report); (iii) the most recent summary plan description and any summaries of material modifications thereto; (iv) the most recent determination, opinion or advisory letter from the IRS; and (v) any material and non-routine notices, letters or other correspondence during the preceding three-year period with the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”) or any other Governmental Entity.

(c) Except where the failure to so comply, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been established and maintained in compliance with its terms and with applicable Law (including, to the extent applicable, ERISA and the Code) and (ii) there is no Proceeding (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened against any Company Benefit Plan, any fiduciary thereof, or the Company or any of its Subsidiaries with respect to any Company Benefit Plan and no facts or circumstances exist that, individually or in the aggregate, have given rise, or would be reasonably expected to give rise, to any such Proceeding.

(d) Except as set forth on Section 4.15(d) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has within the previous six years maintained, sponsored, contributed to (or had an obligation to contribute to) or currently maintains, sponsors or participates in, contributes to (or has an obligation to contribute to) or otherwise has any liability with respect to (i) any defined benefit pension plan (within the meaning of Section 3(35) of ERISA), multiemployer plan (within the meaning of Section 3(37) of ERISA) or other plan that is subject to Title IV of ERISA, (ii) any multiple employer plan as described in Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or (iii) any “multiple employer welfare arrangement” within the meaning of Section 3(4) of ERISA. With respect to any Company Benefit Plan described in clause (i) of the immediately preceding sentence: (A) in the previous six years, no such Company Benefit Plan has been terminated so as to result or reasonably be expected to result, directly or indirectly, in a material liability to the Company or any of its ERISA Affiliates under Title IV of ERISA; (B) no proceeding has been initiated by the PBGC to terminate any such Company Benefit Plan or to appoint a trustee for any such Company Benefit Plan; and (C) each such Company Benefit Plan satisfies the minimum funding standards of Section 302 of ERISA and Section 412 of the Code in all material respects, whether or not waived, and none of the Company or any of its ERISA Affiliates has provided, or is required to provide, security to any Company Benefit Plan pursuant to Section 401(a)(29) of the Code.

(e) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and is the subject of a favorable determination letter, opinion letter or advisory letter, if applicable, from the IRS to the effect that such Company Benefit Plan is tax-qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. To the knowledge of the Company, nothing has occurred that, individually or in the aggregate has, or would reasonably be expected to result in the IRS’s revocation of the determination letter, opinion letter or advisory letter, as applicable, or the loss of such tax-qualified status or exemption from taxation, as described in the preceding sentence (other than routine errors that may be corrected under the IRS Employee Plans Compliance Resolution System).

(f) Except as set forth on Section 4.15(f) of the Company Disclosure Schedules, no Company Benefit Plan that is a “welfare benefit plan” (within the meaning of Section 3(1) of ERISA) provides post-termination or retiree life insurance, health or other welfare benefits or coverage to any person, except as may be required by Section 4980B of the Code or any similar Law.

(g) Neither the Company nor any of its Subsidiaries has any obligation to make any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or Section 4999 of the Code.

(h) Except as set forth on Section 4.15(h) of the Company Disclosure Schedules or as otherwise contemplated under this Agreement, neither the execution nor delivery of this Agreement, stockholder approval of this Agreement, nor the consummation of the Transactions would reasonably be expected to, whether alone or in combination with any other event(s), (i) entitle any current or former employee, consultant, officer or other service provider of the Company or any its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, increase the amount of compensation or benefits due to any such employee, consultant, officer or other service provider or (iii) result in any forgiveness of Indebtedness or trigger any funding obligation under any Company Benefit Plan.

(i) Except as set forth on Section 4.15(i) of the Company Disclosure Schedules, the consummation of the Transactions will not, either alone or in combination with another event, result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that could reasonably be expected to, individually or in combination with any other payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code).

(j) Except as set forth on Section 4.15(j) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is or has been, since January 1, 2019: a party to, bound by, or negotiating a collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization. To the knowledge of the Company, there has not been since January 1, 2019, nor is there currently, any organized effort by any labor union, works council, trade union, labor association or other employee representative organization to organize any employees of the Company or any of its Subsidiaries into one or more collective bargaining units. Neither the Company nor any of its Subsidiaries is, or since January 1, 2019 has been, a party to, any material dispute or controversy with a labor union, works council, trade union, labor association or other employee representative organization, nor since January 1, 2019 has the Company or any of its Subsidiaries experienced any actual or threatened labor strikes, work slowdowns, lock-outs, work stoppages, recognitional picketing, arbitrations, grievances, unfair labor practice charges or proceedings, and to the knowledge of the Company, none are threatened. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company or any of its Subsidiaries is a party or bound.

(k) The Company and each of its Subsidiaries are in compliance and, since January 1, 2019, have complied, in each case, in all material respects, with all applicable Laws relating to employment matters, including applicable Laws that relate to wages, hours, wage payment, classification of all employees and service providers (including as exempt or non-exempt and as employee versus independent contractor), employee record keeping, privacy, labor, fair employment practices, hiring, training and/or promotion, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, withholding of taxes, discrimination in employment, disability rights or benefits, equal employment opportunity, immigration (including applicable I-9 Laws), reasonable accommodations, labor relations and collective bargaining, employee leave issues, and unemployment insurance, except for any instances of non-compliance that, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid, except as, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(l) Since January 1, 2019, to the knowledge of the Company, (i) no allegations of sexual harassment or other sexual misconduct have been made against any director, officer or employee at the level of Senior Vice President or higher of the Company or any of its Subsidiaries, either in writing, through the Company’s anonymous employee hotline or to the Company’s human resources department and (ii) there are no actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened that involve any allegations of sexual harassment or other sexual misconduct by any director, officer or employee at the level of Senior Vice President or higher of the Company or any of its Subsidiaries. Since January 1, 2019, neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or other sexual misconduct by any director, officer or employee at the level of Senior Vice President or higher of the Company or any of its Subsidiaries.

(m) The Company and each of its Subsidiaries are and, since January 1, 2019, have been in full compliance with the WARN Act, and, neither the Company nor any of its Subsidiaries has taken any action, at any time since January 1, 2019, that would require notification of any of the current or former employees of the Company or any of its Subsidiaries pursuant to the provisions of the WARN Act. The Company has provided to Merger Sub a true, complete and accurate list of all employees of the Company who have experienced an “employment loss” as defined under the WARN Act in the 90 days prior to this Agreement, if any, which list includes for each such Person his or her hire date, work location, and reason for employment loss (e.g., voluntary resignation or termination without cause), and the Company shall also update such list and provide to Parent a true, complete and accurate updated list of any such employees immediately prior to the Closing Date.

(n) The Company and each of its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment-related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(o) No employee of the Company or any of its Subsidiaries at the level of Senior Vice President or higher is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(p) Except as set forth on Section 4.15(p) of the Company Disclosure Schedules, there are no unfair labor practice charges, audits, investigations, grievances, arbitrations or other employment- or service-related claims or Proceedings pending, or to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries with respect to its current or former employees, applicants for employment, consultants or independent contractors.

(q) Section 4.15(q) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and accurate list of each outstanding Company RS Award, Company RSU Award and book value unit and: (i) the employee identification number or similar identifier of the holder of such outstanding award; (ii) the number of shares of Company Common Stock subject to or underlying such outstanding award (or, in the case of book value units, the amount of cash subject to each award at the target and maximum levels of performance); (iii) the date on which such outstanding award was granted or issued; and (iv) the applicable vesting, repurchase, or other lapse of restrictions schedule applicable to such outstanding award to the extent such schedule differs from what is set forth in the forms included in the Company’s public filings with the SEC and publicly available on EDGAR.

Section 4.16 Compliance with Laws.

(a) Except as set forth on Section 4.16(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries are in violation of, or has since January 1, 2019, violated, any applicable provisions of any Laws except for any violations that, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2019 through the date hereof, neither the Company or any Subsidiary thereof has been given written notice of, or been charged with, any violation of, any applicable Law, except for any violation that, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, or, to the knowledge of the Company, employees, agents, or any other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries are in violation of, or has since January 1, 2019, violated, any applicable provisions of (i) any Economic Sanctions/Trade Laws, (ii) any anti-money laundering-related Laws or (iii) the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act, or any similar anti-bribery or anti-corruption Laws, in each case, except for any violations that, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. None of the Company, its Subsidiaries, or any of their respective directors, officers or employees is a Sanctions Target. The Company and its Subsidiaries have adopted and maintained written policies, procedures and internal controls reasonably designed to ensure compliance with all Economic Sanctions/Trade Laws, anti-money laundering-related Laws and anti-bribery and anti-corruption Laws.

Section 4.17 Environmental Matters. Except as set forth on Section 4.17 of the Company Disclosure Schedules:

(a) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any Real Estate Joint Venture, has received written notice from any Governmental Entity or other Person alleging that the Company or any Subsidiary or any Real Estate Joint Venture is in violation of or liable under any applicable Environmental Law, and to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any Real Estate Joint Venture is subject to any investigation with respect to potential liability pursuant to Environmental Law, except with respect to any matter related to the foregoing that (i) has been fully resolved or (ii) individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and its Subsidiaries and to the knowledge of the Company, the Real Estate Joint Ventures, are, and since January 1, 2019 have been, in compliance with all applicable Environmental Laws, including holding all Permits required pursuant to Environmental Laws, except with respect to any noncompliance that (i) has been fully resolved or (ii) individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(c) To the knowledge of the Company, there has been no Release at, on, under, migrating from or migrating to (i) any of the Company Owned Properties, (ii) any real properties leased by the Company or any of its Subsidiaries, (iii) any real properties that are directly or indirectly owned, in whole, by the Company or any of its Subsidiaries, for investment purposes, including real properties that the Company or any of its Subsidiaries have acquired through foreclosure or a similar proceeding, and (iv) any real properties owned or operated, directly or indirectly, by any Real Estate Joint Venture, except for any such Release that, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor any of its Subsidiaries nor any Real Estate Joint Venture has entered into any agreements in connection with the sale or disposition of any real property or any business, pursuant to which the Company or its Subsidiaries or any Real Estate Joint Venture has either agreed to indemnify the purchaser of said property or business with respect to liabilities pursuant to Environmental Law, or retained liabilities pursuant to Environmental Law, excluding (i) any such agreements that have expired or been terminated and are no longer in effect, (ii) any Company Leases or (iii) any such agreements that, individually or in the aggregate, have not, and would not be reasonable expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.18 Title to Properties.

(a) Section 4.18(a) of the Company Disclosure Schedules sets forth a description of all real property that is owned by the Company or one or more of its Subsidiaries (excluding any interest in real property owned or otherwise held by the Company or any of its Subsidiaries directly or indirectly as, or through, Investment Assets) (the “Company Owned Properties”). The Company or its Subsidiaries, as applicable, has good and valid title in each of the Company Owned Properties, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Except for matters that, individually or in the aggregate, are not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice to the effect that there are any condemnation, expropriation, eminent domain, or other Proceedings that are pending or, to the knowledge of the Company, threatened, with respect to any of the Company Owned Properties, or to the knowledge of the Company, any other Proceedings that individually or in the aggregate, does not, and would not be reasonably expected to, materially affect and adversely impair the current use or value of the Company Owned Properties.

(c) Except for matters that, individually or in the aggregate, are not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice of violation of any building or zoning regulations or any other Laws applicable to the operation of the Company Owned Properties, except where such noncompliance would not materially adversely affect the current use thereof or has been resolved.

(d) The Company Owned Properties are supplied with all utilities and other public services, as applicable, in connection with the operation of the business as currently conducted, and have direct access to a public road or access through valid easement.

(e) Section 4.18(e) of the Company Disclosure Schedules sets forth a description of all leasehold interests in the Company Leases. Each of the Company and each of its Subsidiaries has complied with the terms of all leases pursuant to which the Company or any of its Subsidiaries has a leasehold interest in any real property (excluding any leasehold interests held by the Company or any of its Subsidiaries, directly or indirectly, as or through its Investment Assets) (the “Company Leases”), and all such Company Leases are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, are not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, there are no unresolved disputes between the Company or any of its Subsidiaries and any landlord under the Company Leases, nor are there any pending claims or events of default or threats of any claims or events of default with respect to any Company Lease.

(f) The buildings and improvements related to the Company Owned Properties are in good working and operating condition and in a state of good maintenance and repair (except for normal wear and tear and deferred maintenance), except as would not, individually or in the aggregate, have a material adverse effect on the use or operation of the applicable Company Owned Property.

(g) None of the Company, its Subsidiaries, and the joint ventures under which the Company or one or more of its Subsidiaries holds an interest in real property (the “Real Estate Joint Ventures”) is, or has ever been, qualified or subject to Tax as a REIT.

(h) Section 4.18(h)(i) of the Company Disclosure Schedules sets forth a list of all real property that is owned by the Company and its Subsidiaries as of the date of this Agreement that (1) are Investment Assets and (2) are not owned by a Real Estate Joint Venture. Section 4.18(h)(ii) of the Company Disclosure Schedules sets forth a list of all real property that is owned by the Real Estate Joint Ventures as of the date of this Agreement. Each of the Company and each of its Subsidiaries has complied with the terms of all agreements governing the Real Estate Joint Ventures (the “Joint Venture Agreements”), and all such Joint Venture Agreements are in full force and effect, and is a valid, subsisting and binding obligation of each party thereto in accordance with its terms, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, are not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. Except for matters that, individually or in the aggregate, are not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, there is not under any Joint Venture Agreement any default or breach by the Company or any Subsidiary, as applicable, or, to the knowledge of the Company, any other party thereto as applicable.

Section 4.19 Material Contracts.

(a) Except (x) as set forth on Section 4.19 of the Company Disclosure Schedules, (y) for Reinsurance Agreements and Insurance Contracts (including insurance or annuity policies and contracts, or any binders, slips, certificates, endorsements or riders thereto) and (z) for contracts, agreements, instruments or commitments that relate to Investment Assets (including the disposition, custody or acquisition thereof), neither the Company nor any of its Subsidiaries is a party to or expressly bound by any agreement, lease, easement, license, contract, note, bond, mortgage, indenture or other legally binding obligation (each, a “Contract”) that:

(i) would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) (A) limits in any material respect either the type or line of business in which the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions) or (B) prohibits the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from soliciting any client or customer;

(iii) (A) is an indenture, loan or credit Contract, loan note, mortgage Contract or other Contract representing, or any guarantee of, Indebtedness for borrowed money of the Company or any Subsidiary of the Company in excess of $10,000,000, other than any Indebtedness between or among the Company and any of its Subsidiaries or (B) is a guarantee by the Company or any of its Subsidiaries of such Indebtedness of any person other than the Company or a wholly-owned Subsidiary of the Company;

(iv) limits or restricts the ability of the Company or any of its Subsidiaries to (A) declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests, (B) pledge capital stock or (C) issue any guarantee of Indebtedness;

(v) is a partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest, other than with respect to any wholly-owned Subsidiary of the Company;

(vi) involves the settlement of any pending or threatened claim, action or proceeding that requires payment obligations after the date hereof in excess of $5,000,000, other than claims settled under Insurance Contracts in the ordinary course of business and within applicable policy limits;

(vii) has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly-owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 under the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, Affiliate or family member;

(viii) (A) grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries or (B) obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(ix) provides for any guaranty of liabilities or obligations by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than any guaranty by the Company or a Subsidiary thereof of any of the obligations of the Company or another wholly-owned Subsidiary thereof;

(x) (A) relates to the disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of any material assets or properties of the Company or its Subsidiaries, other than any such Contracts that are no longer executory or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise;

(xi) pursuant to which the Company or any of its Subsidiaries is restricted in its right to assert, use or register any material Company Intellectual Property, including coexistence agreements, settlement agreements, covenants not to sue or similar agreements or arrangements; or

(xii) is a collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization.

(b) Each such Contract described in clauses (i) through (xii) above is referred to herein as a “Material Contract.” Except as otherwise set forth on Section 4.19(b) of the Company Disclosure Schedules, each Material Contract and each Contract pursuant to which the Company or any of its Subsidiaries grants or obtains rights to material Intellectual Property (excluding Contracts granting rights to use generally commercially available, off-the-shelf software (including “shrink-wrap” or “click-wrap” agreements)) (“Material IP Contract”) is a legal, valid and binding obligation of the Company or the Subsidiary that is party thereto, and, to the knowledge of the Company, and each other party thereto, is in full force and effect and enforceable by the Company or the applicable Subsidiary, in each case, subject to Creditors’ Rights, except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party to a Material Contract or Material IP Contract is in breach or violation of any provision of, or in default under, any Material Contract or Material IP Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches, violations or defaults that, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. The Company has previously made available true and complete copies of each Material Contract as of the date of this Agreement.

Section 4.20 Intellectual Property and Data Privacy.

(a) Section 4.20(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of all patent, trademark and copyright registrations and applications for registration that are Company Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, or are licensed to use (in each case, free and clear of any Encumbrances other than Permitted Encumbrances), all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) No claims are pending (i) challenging the ownership, enforceability, scope, validity or use by the Company or any of its Subsidiaries of any Company Intellectual Property or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the Intellectual Property rights of any Person. To the knowledge of the Company, no such claims have been threatened in writing except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as (x) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (y) set forth on Section 4.20(c) of the Company Disclosure Schedules, to the knowledge of the Company, (i) no Person is misappropriating, violating or infringing the rights of the Company or any of its Subsidiaries with respect to any Company Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe, and has not since January 1, 2019 violated, misappropriated or infringed, the Intellectual Property rights of any other Person.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has taken commercially reasonable steps to prevent the unauthorized disclosure or use of its trade secrets and confidential information. To the knowledge of the Company, there has been no unauthorized access, use or disclosure of any trade secrets or confidential information of the Company or any of its Subsidiaries.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to the Systems, since January 1, 2019, (i) there has not been any malfunction, unplanned downtime or service interruption that has not been remedied, (ii) the Company and its Subsidiaries have implemented in a commercially reasonably timely manner all security patches or security upgrades as reasonably necessary and that are generally available for the Systems in the Company or its Subsidiaries’ possession and control, (iii) the Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures designed to avoid introduction of contaminants (e.g., any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry)) into the Systems that are in the possession and control of the Company or any of its Subsidiaries, and (iv) other than as set forth in Section 4.20(e)(iv) of the Company Disclosure Schedules, to the knowledge of the Company, there has been no breach of information security, cybersecurity incident (including ransomware of distributed denial of service attacks) or other unauthorized access to or use of such Systems. The Company has implemented commercially reasonable security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance designed to minimize the risk of material error, breakdown, failure, or security breach occurring.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company does not use any Open Source Software in the Company Intellectual Property (i) in a manner that would grant any Person (other than the Company or any of its Subsidiaries) any rights or immunities under any Company Intellectual Property or (ii) under any license requiring the Company or any of its Subsidiaries to disclose or distribute any source code owned by the Company or its Subsidiaries to any Person.

(g) Except as (i) individually or in the aggregate, has not had, and would not be reasonably expected to have, a Company Material Adverse Effect or (ii) set forth on Section 4.20(g) of the Company Disclosure Schedules, (A) the Company and its Subsidiaries have complied in all material respects with all applicable Laws, Contract obligations and their own respective privacy policies (“Privacy Policies”) relating to the collection, storage, use, disclosure and transfer of any information held by the Company or its Subsidiaries that can reasonably be used to identify a natural person, including any information defined as “personal data” or “personally identifiable information” or the like under any applicable Law (“Personal Data”), and neither the Company nor any of its Subsidiaries has received a complaint from any Governmental Entity or any other third party regarding its collection, storage, use, disclosure or transfer of Personal Data that is pending or unresolved, (B) to the knowledge of the Company, the Company and its Subsidiaries have not, since January 1, 2019, experienced any unauthorized access to or any other breach of Personal Data, (C) the Company and its Subsidiaries have commercially reasonable security measures designed to protect any Personal Data stored in their respective information technology systems from unlawful use or access by any third party or any other access or use that would violate applicable Law or the Privacy Policies, and (D) the Company and its Subsidiaries have required any third party with access to Personal Data to execute Contracts requiring them to maintain the confidentiality of such Personal Data.

Section 4.21 Permits. The Company and each of its Subsidiaries holds, and since January 1, 2019, has held, all Permits necessary for the lawful conduct of its business as currently conducted, and all such Permits held by the Company and its Subsidiaries are, and have been since January 1, 2019, valid and in full force and effect, except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole. Each of the Company and each of its Subsidiaries is in compliance with the terms and requirements of such Permits, except as, (x) individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole or (y) set forth on Section 4.21 of the Company Disclosure Schedules. Since January 1, 2019 through the date hereof, neither the Company nor any Subsidiary thereof is in violation of any such Permit, except for any violation that, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.22 Brokers; Financial Advisors. No broker, investment banker, financial advisor or other Person, other than Citigroup Global Markets Inc. (the “Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions (including the Merger) as a result of being engaged by the Company or any Subsidiary or Affiliate of the Company. The Company has heretofore delivered to Parent on a confidential basis a copy of the Company’s engagement letter with the Financial Advisor or any Affiliate thereof in connection with any of the Transactions (including the Merger).

Section 4.23 Opinion of Financial Advisor. The Company Board has received the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the limitations, factors, qualifications, assumptions and other matters set forth therein, the consideration to be paid to holders of Company Common Stock (other than, as applicable, Parent, Merger Sub, the Equity Investor, and their respective affiliates) pursuant to this Agreement is fair, from a financial view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a copy of such opinion as soon as practicable on or after the date of this Agreement.

Section 4.24 Insurance. Except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries maintain insurance coverage in such amounts and covering such risks as the Company believes to be commercially reasonable. Except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, all such insurance policies are in full force and effect and all premiums due thereunder have been paid when due, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder. Neither the Company nor any of its Subsidiaries is in breach or default in any material respect of any such insurance policies or has taken any action or failed to take any action that, with notice or lapse of time, would constitute such a breach or default or permit termination or modification of any such insurance policies.

Section 4.25 Rights Agreement; Takeover Statutes. The Company is not party to any shareholder rights agreement, “poison pill,” voting trust or similar anti-takeover agreement or plan. No “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or similar statute or regulation applies to the Company with respect to this Agreement or the Merger.

Section 4.26 Related Party Transactions. Except as set forth in Section 4.26 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a party to any Contract, transaction or arrangement with (a) any direct or indirect beneficial owner of five percent or more of the issued and outstanding shares of Company Common Stock, (b) any present or former director or officer of such Persons (c) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing or (d) of a type that would be required, but has not been, disclosed under Item 404 of Regulation S-K of the SEC (any Contract, transaction or other arrangement of the type described in this sentence, a “Related Party Transaction”), except for, in each case of clauses (a) through (d), employment or compensation agreements, arrangements with directors and officers, and director and officer indemnity agreements, in each case made in the ordinary course of business, consistent with past practice.

Section 4.27 Actuarial Appraisal; Reserves.

(a) The Company has delivered to Parent a true and correct copy of the actuarial appraisal prepared by Milliman, dated as of December 31, 2020 and titled “Actuarial Appraisal of American National Insurance Company and its Life Insurance Subsidiaries” (the “Actuarial Appraisal”). As of the date hereof, Milliman has not notified the Company or any of its Affiliates in writing that the Actuarial Appraisal is inaccurate in any material respect. The factual information and data provided by Company and its Affiliates to Milliman expressly in connection with the preparation of the Actuarial Appraisal was accurate in all material respects as of the date so provided, subject in each case to any limitations and qualifications contained in the Actuarial Appraisal.

(b) The Reserves of each Insurance Company contained in its respective Statutory Statements as of and for the annual periods ended December 31, 2018, 2019 and 2020, in each case: (i) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied and were fairly stated in accordance with sound actuarial principles (in each case, except as otherwise noted in such Statutory Statements) and (ii) satisfied the requirements of all applicable Law in all material respects, except as otherwise noted in such Statutory Statements and notes thereto included in such Statutory Statements.

Section 4.28 Reinsurance.

(a) Section 4.28(a)(i) of the Company Disclosure Schedules sets forth a true and correct list of all reinsurance agreements to which the Company or any of its Subsidiaries is a party and has any existing material rights or material obligations as of the date hereof (each, a “Reinsurance Agreement”), each of which is in full force and effect in accordance with its terms. The Company has made available to Parent and Merger Sub a true and correct copy of each Reinsurance Agreement in effect as of the date hereof. Each Reinsurance Agreement is a legal, valid and binding obligation of the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, and is enforceable against the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, in accordance with its terms (except in each case as may be limited by Creditors’ Rights). Except as set forth in Section 4.28(a)(ii) of the Company Disclosure Schedules, none of the Company or its Subsidiaries, as applicable or, to the knowledge of the Company, any of the other parties to any Reinsurance Agreement is in material default or material breach or has failed to perform any material obligation under any such Reinsurance Agreement, and, to the knowledge of the Company, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). Except as set forth in Section 4.28(a)(iii) of the Company Disclosure Schedules, (i) neither the Company nor any of its Subsidiaries has received written notice of any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any such Reinsurance Agreement and (ii) there are no pending or, to the knowledge of the Company, threatened Proceedings with respect to any Reinsurance Agreement.

(b) Except as (i) individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, or (ii) set forth in Section 4.28(b) of the Company Disclosure Schedules, (A) since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by the Company or any of its Subsidiaries, as applicable, to such counterparty will be uncollectible or otherwise defaulted upon, (B) to the knowledge of the Company, no party to a Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (C) to the knowledge of the Company, the financial condition of each party to a Reinsurance Agreement is not impaired to the extent that a default thereunder is reasonably anticipated (D) there are no, and since January 1, 2019 there have been no, disputes under any Reinsurance Agreement other than disputes in the ordinary course for which adequate loss reserves have been established, and (E) the Company and each of its Subsidiaries that is party to a Reinsurance Agreement, as applicable, is entitled under any applicable insurance Laws and SAP to take full reinsurance credit in its Statutory Statements for all amounts reflected therein that are recoverable by it pursuant to any Reinsurance Agreement and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its Statutory Statements, and no Governmental Entity has objected in writing to such characterization and accounting. None of the Reinsurance Agreements is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws.

Section 4.29 Investment Assets.

(a) The Company has provided Parent with a true, correct and complete list of all Investment Assets that were carried on the books and records of the Company or any of its Subsidiaries as of June 30, 2021. Except for Investment Assets sold in the ordinary course of business, in compliance with the Investment Plan and the Investment Guidelines or as permitted or otherwise contemplated by this Agreement, the Company and its Subsidiaries, or a trustee acting on behalf of the Company or any such Subsidiary, has good and valid title to all of the Investment Assets it purports to own, free and clear of all Encumbrances except Permitted Encumbrances. The Company has provided Parent with a true, correct and complete copy of the Investment Plan and the Investment Guidelines, and each of the Investment Assets, and the Company and its Subsidiaries, have complied in all material respects with, the Investment Plan and the Investment Guidelines as of the time such Investment Asset was acquired by the applicable Insurance Company.

(b) As of the date hereof, except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company has no funding obligations of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and there are no outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Company may be subject upon or after the Closing.

(c) None of the representations or warranties made in this Section 4.29 shall apply to any real estate Investment Assets, which shall be governed solely by Section 4.18.

Section 4.30 Insurance Business.

(a) Except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2019, the business of each Insurance Company has been conducted in compliance with applicable insurance Laws. In addition, except as set forth in Section 4.30(a) of the Company Disclosure Schedules, (i) there is no pending or, to the Company’s knowledge, charge threatened in writing by any state insurance regulatory authority that any Insurance Company has violated, nor is there any pending nor, to the Company’s knowledge, investigation threatened in writing by any state insurance regulatory authority related to possible violations by any Insurance Company of any applicable insurance Laws, (ii) each Insurance Company has been duly authorized by the relevant state insurance regulatory authorities to issue the Insurance Contracts of insurance in the jurisdictions in which it operates, and (iii) since January 1, 2019, each Insurance Company has, to the extent applicable, filed all material reports, forms, rates, notices and materials required to be filed by it with any state insurance regulatory authority. None of the Insurance Companies is subject to any order or decree of any insurance regulatory authority, and no insurance regulatory authority has revoked, suspended or limited, or, to the Company’s knowledge, threatened in writing to revoke, suspend or limit, any license or other permit issued pursuant to applicable insurance Laws to any Insurance Company.

(b) None of the Insurance Companies is commercially domiciled under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its jurisdiction of incorporation.

(c) Neither the Company nor any of the Insurance Companies is subject to any requirement imposed by a Governmental Entity to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable insurance Laws of general application.

(d) Section 4.30(d) of the Company Disclosure Schedules sets forth a true and correct list of all permitted accounting practices utilized by the Insurance Companies in the preparation of the Statutory Statements.

Section 4.31 Insurance Producers. Except as, individually or in the aggregate, is not and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2019, each employee who is an Insurance Producer and, to the knowledge of the Company, each other Insurance Producer, (a) at the time such Insurance Producer solicited, negotiated or sold any Insurance Contract, was duly and appropriately appointed by an Insurance Company, in compliance with applicable Law, to act as an Insurance Producer for such Insurance Contract, and was duly and appropriately licensed as an Insurance Producer (for the type of business sold or produced by such Insurance Producer on behalf of such Insurance Company), in each jurisdiction in which such Insurance Producer was required to be so licensed, and no such Insurance Producer violated any term or provision of applicable Law relating to the solicitation, negotiation or sale of any Insurance Contract, (b) has not breached the terms of any agency or broker contract with any Insurance Company or violated in any material respect any Law or policy of any Insurance Company in the solicitation, negotiation or sale of business for any Insurance Company, (c) has not been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of applicable Law in connection with such Insurance Producer’s actions in his, her or its capacity as an Insurance Producer for any Insurance Company nor has any Insurance Producer been subject to any enforcement or disciplinary proceeding alleging any such violation and (d) has not received any written notice from any Governmental Entity with respect to any Insurance Producer regarding any of the matters described in clauses (a) through (c). There are no outstanding (i) disputes between the Company or any Insurance Company and an Insurance Producer concerning material amounts of commissions or other incentive compensation, (ii) to the knowledge of the Company, material errors and omissions claims against any Insurance Producer in regard to any Insurance Contract related to or arising from the Insurance Producer’s relationship with the Company or any Insurance Company or (iii) material amounts owed by any Insurance Producer to any Insurance Company. The manner in which the Insurance Companies compensate Insurance Producers involved in the solicitation, negotiation, sale or servicing of Insurance Contracts is in compliance in all material respects with applicable Law and the terms of any applicable agreement with such Insurance Producers in all material respects.

Section 4.32 Insurance-Product-Related Tax Matters. Except as, individually or in the aggregate, is not, and would not be reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole:

(a) The Tax treatment of each Insurance Contract is not, and, since the time of issuance (or subsequent modification), has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the Tax treatment (i) that was purported to apply in any written materials provided by any of the Company and its Subsidiaries to the purchaser (or policyholder) at the time of issuance (or any subsequent modification of such policy) or (ii) for which such policy was designed or reasonably expected to qualify at the time of issuance (or subsequent modification). For purposes of this Section 4.32, the provisions of applicable Law relating to the Tax treatment of such Insurance Contracts shall include, but not be limited to, Sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702, 7702A and 7702B of the Code, any Treasury Regulations, and administrative guidance and judicial interpretations issued thereunder.

(b) Since December 31, 2016, none of the Company and its Subsidiaries has entered into any agreement or is involved in any discussions or negotiations with the IRS or any other Governmental Entity, or otherwise has requested relief from the IRS or any other Governmental Entity, regarding the failure of any insurance or annuity policy or contract (or any binders, slips, certificates, endorsements or riders thereto) currently in force to meet its intended Tax treatment.

(c) None of the Company and its Subsidiaries is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial Proceeding with regard to the Tax treatment of any insurance or annuity policies or contracts (or any binders, slips, certificates, endorsements or riders thereto) currently in force, or of any claims by the purchasers, holders or intended beneficiaries thereof regarding the Tax treatment thereof.

(d) None of the Company and its Subsidiaries is a party to any “hold harmless” or indemnification agreement or tax sharing agreement or similar arrangement under which it is liable for the Tax treatment of any insurance or annuity policies or contracts (or any binders, slips, certificates, endorsements or riders thereto) currently in force.

(e) The Company and its Subsidiaries have materially complied with all reporting, withholding, and disclosure requirements under the Code that are applicable to the Insurance Contracts and, in particular, but without limitation, have reported distributions under such Insurance Contracts in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations and forms issued by the IRS.

Section 4.33 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or any other Transaction, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article IV or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to Parent, any of its Affiliates or any of its or their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Merger or any other Transaction.

(b) Notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that neither Parent nor any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article V or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or its Subsidiaries furnished or made available to the Company, any of its Affiliates or any of its or their respective Representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly provided in Article V or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to (i) any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company, any of its Affiliates or any of its or their respective Representatives or (ii) any oral or written information presented to Company or any of its Affiliates or Representatives in the course of the negotiation of this Agreement or in the course of the Merger or any other Transaction.

(c) Notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument contemplated hereby, none of the Company, any of its Affiliates or any of their respective Representatives makes any representation or warranty with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection with the Transactions is intended or shall be construed to be a representation or warranty (express or implied) of the Company or any other Person, for any purpose of this Agreement or any other agreement, document or instrument to be delivered in connection with the Transactions, with respect to (i) the adequacy or sufficiency of the Reserves or (ii) the effect of the adequacy or sufficiency of the Reserves on any “line item” or asset, liability or equity amount. Furthermore, no fact, condition, circumstance or event relating to or affecting the development of the Reserves may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement or in any other agreement, document or instrument to be delivered in connection with the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as disclosed in the disclosure schedules delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedules”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosure with respect to the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such item is reasonably apparent from the text of such disclosure, notwithstanding the omission of a cross-reference to such other section or subsection):

Section 5.1 Corporate Existence and Power. Parent is a company incorporated and validly existing under the Laws of Bermuda. Parent possesses the capacity to sue and be sued under the Laws of Bermuda. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all corporate powers and authority required to enable it to own, lease, operate or otherwise hold its properties and assets and to carry on its business as now conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property or assets owned, leased or operated by it or the nature of its activities make such qualification necessary, except for those jurisdictions where the failures to be so qualified, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Parent Material Adverse Effect. Parent has heretofore made available to the Company true, complete and accurate copies of Parent’s memorandum of association and bye-laws and Merger Sub’s certificate of incorporation and bylaws, in each case, as amended. Merger Sub is an indirect, wholly-owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not engaged in any activities other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other Transactions.

Section 5.2 Corporate Authorization.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate powers of Parent and Merger Sub and, except for the adoption of this Agreement by Merger Sub’s sole stockholder in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub and is enforceable against each such Party in accordance with its terms, subject to Creditors’ Rights.

(b) The Parent Board, at a meeting duly called and held on or prior to the date hereof, has approved this Agreement and the Transactions (including the Merger) and declared it advisable for Parent to enter into this Agreement and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, including the Merger, on the terms set out in this Agreement.

(c) The Board of Directors of Merger Sub has by unanimous vote (i) determined that this Agreement and the Transactions (including the Merger) are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions (including the Merger), and (iii) directed that this Agreement be submitted to Parent, as sole stockholder of Merger Sub, for adoption and recommended that Parent adopt the Agreement and approve the Transactions (including the Merger) on the terms set out in this Agreement.

Section 5.3 Governmental Authorization. Except as set forth on Section 5.3 of the Parent Disclosure Schedules, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or Consent of, any Governmental Entity to be requested or obtained by Parent or any of its Subsidiaries prior to the Closing other than (a) the filing of the Certificate of Merger, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of Laws in foreign jurisdictions governing antitrust or merger control matters, (d) compliance with any applicable requirements of the Exchange Act, (e) compliance with any applicable requirements of the Securities Act, (f) the appropriate filings and approvals under the rules of the New York Stock Exchange and the Toronto Stock Exchange and (g) other actions or filings the absence or omission of which, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect.

Section 5.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not, assuming compliance with the matters referred to in Section 5.2 and Section 5.3, (a) contravene or conflict with or constitute a violation of Parent’s memorandum of association or bye-laws or Merger Sub’s certificate of incorporation or bylaws, (b) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries, (c) result in a breach of, require any consent under, constitute a default (or an event that with notice or the passage of time would become a default) under or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of, any agreement, contract or other instrument binding upon Parent or any of its Subsidiaries or any Permit or similar authorization held by Parent or any of its Subsidiaries, or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) on any property or other asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or breaches, consents, defaults, rights of termination, cancellations, amendments or accelerations, losses or Encumbrances referred to in clause (c) or (d) that, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect. The approval of the stockholders of Parent is not required by applicable Law to effect the Transactions (including the Merger).

Section 5.5 Disclosure Documents. None of the information supplied or to be supplied by Parent or its Representatives for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as applicable, at the date it is first mailed to the holders of Shares, and (in the case of the Proxy Statement) at the time of the Company Stockholder Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event with respect to the Parent or any of its Subsidiaries shall occur that is required to be described in the Proxy Statement or the Information Statement, as applicable, Parent shall as promptly as reasonably practicable inform the Company so that such event may be so described in an amendment or supplement to be filed by the Company with the SEC and, if required by Law, disseminated to the holders of Shares. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to statements made or incorporated by reference in Proxy Statement or Information Statement, as applicable, based on information supplied by or on behalf of the Company or its Representatives for inclusion or incorporation by reference in the Proxy Statement or Information Statement, as applicable.

Section 5.6 Litigation. There is no Proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent, Merger Sub, or any of their respective Subsidiaries, or any of their respective officers or directors in their capacities as such, except as, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect.

Section 5.7 Funds. Parent has delivered to the Company true, correct and complete copies, as of the date hereof, of (x) the fully executed Equity Commitment Letter (the financing provided for therein being collectively referred to as the “Equity Financing”), (y) the fully executed debt financing commitment letter, dated as of the date hereof, among Merger Sub and the lenders party thereto, including all exhibits, schedules and annexes and amendments to such letter in effect as of the date hereof (the “Commitment Letter”), and (z) a fully executed agency fee letter entered into in connection with the Commitment Letter (together with the Commitment Letter, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Financing Commitment Letters”), under which and subject to the terms and conditions thereof the lenders thereunder have committed to lend the amounts set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”); provided, however, that the fee amounts, pricing caps and other economic terms, and the rates and amounts included in the “market flex” provisions (but not covenants) and other customary provisions have been redacted to the extent, in each case, they are Permissible Redacted Terms. No Financing Commitment Letter has been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and none of the commitments under any Financing Commitment Letter has been withdrawn, terminated, repudiated, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the date hereof, except for the Financing Commitment Letters, there are no other Contracts, side letters or other arrangements to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound relating to the availability, amount or conditionality of the Financing. As of the execution and delivery of this Agreement, each Financing Commitment Letter is in full force and effect and is the legal, valid and binding obligation of Parent, Merger Sub, the Equity Investor (in the Equity Investor’s case, solely with respect to the Equity Commitment Letter), and, to the knowledge of Parent, the other parties thereto, except as limited by Creditors’ Rights. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Financing under the Financing Commitment Letters, other than as expressly provided in the Financing Commitment Letters. Assuming the satisfaction or waiver of each of the conditions precedent set forth in Section 9.1 and Section 9.3, the net proceeds contemplated from the Financing, together with cash on hand and other available resources of Parent, will, in the aggregate, be sufficient to consummate the Transactions by payment in cash of the aggregate Merger Consideration payable following the Effective Time and the aggregate amounts payable pursuant to the terms hereof to holders of the Company RS Awards and Company RSU Awards (collectively, such amount, the “Required Funding Amount”). As of the date hereof, no event has occurred that would result in any breach of or a default (or an event that, with or without notice or lapse of time, or both, would be a breach or default) under any of the Financing Commitment Letters. Assuming the satisfaction of the conditions set forth in Section 9.1 and Section 9.3 on the Closing Date, as of the date hereof, to the knowledge of Parent, there is no reason that the full amount under the Financing Commitment Letters will not be available to Parent or Merger Sub on the Closing Date. The Equity Commitment Letter provides, and will continue to provide, that the Company is a third-party beneficiary thereof as set forth therein.

Section 5.8 Brokers; Financial Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar based fee or commission, or the reimbursement of expenses in connection therewith, in connection with any the Transactions (including the Merger) as a result of being engaged by Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, except for Persons whose fees and expenses will be paid by Parent or an Affiliate thereof.

Section 5.9 Pending Transactions. None of Parent, Merger Sub or any of their respective Subsidiaries is party to any transaction pending (a) to acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or (b) to otherwise acquire or agree to acquire any assets, where the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation, in each case, would, or would reasonably be expected to, (x) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any consents, approvals, licenses, permits, orders, qualifications, authorizations of, or registrations or other actions by, or any filings with or notifications to, any Governmental Entity necessary to consummate the Transactions (including the Merger) or the expiration or termination of any applicable waiting period, (y) significantly increase the risk of any Governmental Entity entering a governmental order prohibiting the consummation of the Transactions or (z) materially delay the consummation of the Transactions (including the Merger).

Section 5.10 Ownership Structure. Parent has provided to the Company, prior to the date hereof, a true, correct and complete list of all persons (including any group or Persons acting in concert) that, upon and immediately following the Closing, directly or indirectly could be deemed to “control,” or exercise significant influence over the management of the Company and each of its Subsidiaries, within the meaning of any applicable Laws.

Section 5.11 No Additional Representations.

(a) Except for the representations and warranties made in this Article V or any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement, the Merger or any other Transaction, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Article V or any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes or has made any representation or warranty to the Company, any of its Affiliates or any of its or their respective Representatives with respect to (i) any financial projection, forecast, estimate, forward-looking statement, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (ii) any oral or written information presented to the Company, any of its Affiliates or any of its or their respective Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the Merger or any other Transaction.

(b) Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person has made or is making, and each of Parent and Merger Sub expressly disclaims reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Article IV or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company or its Subsidiaries furnished or made available to Parent or Merger Sub or any of its or their respective Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledge that, except as expressly provided in Article IV or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to (i) any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or Merger Sub or any of its or their respective Representatives or (ii) any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of the negotiation of this Agreement or in the course of the Merger or any other Transaction.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1 Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article X, except with the prior written consent of Parent, as expressly permitted or required by this Agreement, as may be required by applicable Law (including any COVID-19 Measures) or as set forth in Section 6.1 of the Company Disclosure Schedules, the Company and its Subsidiaries shall (x) conduct their business in the ordinary course consistent with past practice in all material respects and (y) use their reasonable best efforts to preserve intact their business organizations, goodwill and assets, to keep available the services of its current key officers and employees and preserve its present relationships with Governmental Entities and other key third parties, including customers, reinsurers, distributors, suppliers and other Persons with whom the Company and its Subsidiaries have business relationships. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), as expressly permitted or required by this Agreement, as may be required by applicable Law (including any COVID-19 Measures), or as set forth in Section 6.1 of the Company Disclosure Schedules, from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article X, the Company will not, and will not permit its Subsidiaries to:

(a) adopt or propose any change in the Company’s Organizational Documents or adopt or propose any change to the Organizational Documents of any of the Company’s Subsidiaries, in each case, whether by merger, consolidation or otherwise;

(b) authorize, recommend, propose, enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(c) offer, issue, sell, transfer, pledge, dispose of or Encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other voting or equity interests of any class or series of the Company or its Subsidiaries, other than issuances pursuant to stock based awards reflected in Section 4.5 that are outstanding on the date hereof or as otherwise permitted by this Section 6.1;

(d) (i) split, combine, subdivide or reclassify the outstanding shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the capital stock or other equity interests (other (A) than dividends or other distributions from its direct or indirect wholly-owned Subsidiaries to the Company and (B) quarterly cash dividends paid by the Company on the Company Common Stock not in excess of $0.82 per share, per quarter, with record and payment dates set forth on Section 6.1(d) of the Company Disclosure Schedules);

(e) redeem, purchase or otherwise acquire directly or indirectly any of the Company’s or any Subsidiary’s capital stock or other voting or equity interests of the Company or any of its Subsidiaries, except for repurchases, redemptions or acquisitions (i) required by the terms of its capital stock or any securities outstanding on the date hereof and disclosed to Parent prior to the date hereof, (ii) required by or in connection with the terms of any Company Benefit Plan (in each case, as in effect on the date hereof) in the ordinary course of the operations of such plan consistent with past practice, or (iii) in satisfaction of any terms or conditions (e.g., Tax withholding obligations) under a Company RS Award or Company RSU Award;

(f) make, commit to make or authorize any capital expenditures that are in excess of (i) 110% of the individual line items of, or (ii) 105% of the aggregate amount of capital expenditures scheduled to be made in, the capital expenditure budget set forth on Section 6.1(f) of the Company Disclosure Schedules for the period indicated therein; provided, however, that the Company and its Subsidiaries shall be permitted to make emergency capital expenditures in the event that the Company determines in its reasonable judgment, after consultation with Parent, that such capital expenditures are necessary to maintain its ability to operate its businesses in the ordinary course or for the safety of individuals, assets or the environment;

(g) except as required under applicable Law or the terms of any Company Benefit Plan existing and as in effect on the date hereof and set forth on Section 4.15(a) of the Company Disclosure Schedules, (i) grant any equity or equity-based awards other than cash-settled Company RSU Awards to non-employee members of the Company Board (including advisory directors) and in the ordinary course of business consistent with past practice, (ii) increase the compensation or benefits of any current or former director, officer, employee or other service provider other than increases in annual base salary or wage rate for current officers and employees in the ordinary course of business consistent with past practice and not to exceed (x) in the aggregate, five percent of the total payroll of the Company as of the date hereof or (y) the greater of (1) a ten percent increase and (2) a $15,000 increase or any such individual, (iii) enter into, adopt, grant or provide any change in control, severance, retention or similar payments or benefits to any current or former director, officer, employee or other service provider, except for any severance arrangement that is substantially comparable to any severance arrangement in effect as of the date hereof and that is entered into with respect to any employee who has been hired not in contravention of this Section 6.1 to replace a former employee who was party to such an arrangement and whose employment was not terminated in contravention of this Section 6.1, (iv) subject to clauses (i)-(iii) above, establish, adopt, enter into, terminate or amend any Company Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, other than (A) in connection with routine, immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits, (B) in connection with severance payments or benefits provided in the ordinary course of business in an amount consistent with past practice in connection with an employee’s termination of employment, provided that such severance payments or benefits shall be subject to the execution and non-revocation of a release of claims, or (C) employment agreements terminable without notice or penalty, (v) loan or advance any money or other property to any current or former employee, director, officer or other service provider (other than routine advancement of business expenses in the ordinary course of business consistent with past practice), (vi) accelerate the funding of any payments or benefits or amend any funding obligation or contribution rate under any Company Benefit Plan, or (vii) amend or modify any performance criteria, metrics or targets under any Company Benefit Plan such that, as compared to those criteria, metrics or targets under any Company Benefit Plan in effect as of the date of this Agreement, the performance criteria, metrics or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification;

(h) (i) merge, consolidate, combine or amalgamate with any Person other than between or among the Company and its wholly-owned Subsidiaries or (ii) acquire or agree to acquire (including by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner) any (A) business or Person or division thereof or (B) any other assets, in each case of clauses (A) and (B), for consideration in excess of $2,500,000 individually or $5,000,000 in the aggregate; provided, however, that clause (ii) shall not apply to investment portfolio transactions, including the acquisition of bonds, stocks, alternative investments, other securities, mortgage loans, real estate, joint ventures, Real Estate Joint Ventures and other investments, by the Company or any of its Subsidiaries (the “Investment Assets”) in the ordinary course of business consistent with past practice and in compliance with the Investment Plan and the Investment Guidelines;

(i) sell, lease, transfer, license, Encumber or otherwise dispose of any portion of its assets or property (which shall include any sale of any capital stock of any Subsidiary of the Company), other than (i) dispositions of obsolete, surplus, or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of its Subsidiaries, (ii) transfers among the Company and its Subsidiaries, (iii) leases and subleases of real property owned or leased by the Company or its Subsidiaries, and voluntary terminations or surrenders of leases on real property held by the Company or its Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (iv) sales of Investment Assets in the ordinary course of business consistent with past practice (including in connection with cash management or investment portfolio activities, including with respect to Investment Assets) and in compliance with the Investment Plan and the Investment Guidelines, (v) sales or other dispositions of other assets in the ordinary course of business consistent with past practice and not in excess of $10,000,000 in the aggregate, or (vi) the grant of non-exclusive licenses of Company Intellectual Property in the ordinary course of business consistent with past practice;

(j) incur any Indebtedness, guarantee or assume any such Indebtedness of another Person, issue or sell warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other agreement to maintain any financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, other than (i) any Indebtedness among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (ii) guarantees by the Company of Indebtedness of its wholly-owned Subsidiaries or guarantees by any Subsidiaries of Indebtedness of the Company, (iii) investment portfolio transactions (including with respect to Investment Assets) in the ordinary course of business consistent with past practice and in compliance with the Investment Plan and the Investment Guidelines, (iv) letters of credit issued in the ordinary course of business consistent with past practice in the insurance or reinsurance business of the Company or any of its Subsidiaries, or (v) any other incurrence, guaranty or assumption of Indebtedness so long as the aggregate amount thereof at any given time after the date hereof does not exceed $10,000,000.

(k) (i) modify, amend, terminate, assign or waive any material rights under any Material Contract, Material IP Contract or Reinsurance Agreement or (ii) enter into any agreement that would constitute a Material Contract, Material IP Contract or Reinsurance Agreement if in effect on the date of this Agreement, in each case, other than (except with respect to any agreement that would constitute a Material Contract pursuant to clause (ii) of the definition thereof) in the ordinary course of business consistent with past practice;

(l) settle or compromise any claim, demand, lawsuit or state or federal regulatory proceeding, whether now pending or hereafter made or brought, or waive any claims, other than with respect to the Company’s and its Subsidiaries’ ordinary course claims activity, (x) in any such case (A) in an amount in excess of $2,500,000 individually (net the amounts reserved for such matters by the Company or any of its Subsidiaries or amounts covered by insurance) or (B) that imposes (1) any material obligation to be performed by, or (2) material restriction imposed against, the Company or any of its Subsidiaries following the Closing Date or (y) in the aggregate of all such cases, in an amount in excess of $5,000,000 (net the amounts reserved for such matters by the Company or any of its Subsidiaries or amounts covered by insurance);

(m) except for any such change that is not material or that is required by GAAP, SAP, the National Association of Insurance Commissioners (“NAIC”) or applicable Law, (i) change any method of financial accounting methods, principles or practices used by the Company or any of its Subsidiaries, (ii) change the Investment Plan, the Investment Guidelines or any investment or hedging practice, guideline or policy, as applicable, in effect on the date hereof or (iii) change any underwriting, pricing, claim handling, loss control, reserving or actuarial practice, guideline or policy, as applicable, in effect on the date hereof or any material assumption underlying an actuarial practice or policy other than, in the case of this clause (iii), any change made in the ordinary course of business consistent with past practice, after consultation with Parent;

(n) make any loan, capital contribution or advance to or investment in any other Person (other than the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice or in compliance with the Investment Plan and the Investment Guidelines as of the date hereof);

(o) (i) make, change, or revoke any Tax election, (ii) change any annual Tax accounting period or method of Tax accounting, (iii) file any amended Tax Return, (iv) settle any claim or assessment for any Taxes, (v) surrender any right to claim a refund of any Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or Tax assessment, (vi) fail to pay any Tax that becomes due and payable (including any estimated Tax payments), (vii) enter into any Tax sharing, indemnity or similar agreement (other than solely among the Company or any of its Subsidiaries), or (viii) prepare or file any Tax Return in a manner inconsistent with past practice, in each case, except as would not be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole;

(p) (i) modify, amend, terminate, assign or waive any material rights under any Related Party Transaction or (ii) enter into any Related Party Transaction, in each case, other than in the ordinary course of business consistent with past practice with those Persons set forth in Section 6.1(p) of the Company Disclosure Schedules;

(q) take any action that, individually or in the aggregate, would, or would be reasonably expected to, prevent, materially impede, materially interfere with or materially delay the consummation of the Merger or any other Transaction;

(r) enter into a new business outside of (i) the existing business of the Company and its Subsidiaries or (ii) any new business that is complementary to the existing business of the Company and its Subsidiaries;

(s) (i) hire any Person to be an officer or employee of the Company or any of its Subsidiaries or engage any other service provider to provide services to any Company or any of its Subsidiaries, other than (A) the hiring of employees or engagement of service providers with annual base pay or fee not in excess of $150,000 in the ordinary course of business consistent with past practice or (B) to replace an officer or employee who resigns, whose employment is terminated for cause, or whose employment is terminated with the consent of the Parent (provided that the Company will consult with Parent before replacing any officer) and, in each case, on the same or substantially similar terms and conditions of employment as similarly situated employees of the Company and its Subsidiaries and not otherwise in contravention of Section 6.1(g), (ii) terminate the employment of (A) any current officer or employee with annual base pay in excess of $150,000 other than for cause or (B) any group of employees that would implicate notice requirements or other requirements under the WARN Act or otherwise effectuate a “plant closing,” “layoff” or any similar action under the WARN Act (as such terms are defined in the WARN Act) or (iii) waive the restrictive covenant obligations of any employee of the Company or any of its Subsidiaries;

(t) (i) modify, extend, or enter into any collective bargaining agreement or other agreement with any labor union, works council, trade union, labor association or other employee representative organization, except as set forth on Section 6.1(t) of the Company Disclosure Schedules, or (ii) voluntarily recognize or certify any labor union, works council, trade union, labor association other employee representative organization, or group of employees of the Company or any of its wholly-owned Subsidiaries as the bargaining representative for any employees of the Company or its wholly-owned Subsidiaries; or

(u) authorize any of, or agree or commit to do, in writing or otherwise, any of the foregoing.

Section 6.2 Company Stockholder Meeting. In the event all Stockholder Written Consents are not delivered to Parent and Parent does not terminate this Agreement in accordance with Section 10.1(c)(iii):

(a) Following the execution of this Agreement, the Company shall, in consultation with Parent, set a record date for the Company Stockholder Meeting. The Company shall take all action necessary in accordance with applicable Laws and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC. The Company Board shall include the Board Recommendation in the Proxy Statement; provided, however, that the Company Board may fail to make such Board Recommendation or make a Change in Recommendation if permitted by, and in accordance with, Section 8.6. Subject to Section 8.6, the Company shall (x) use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, (y) not submit any other proposals for approval at the Company Stockholder Meeting without the prior written consent of Parent and (z) keep Parent updated with respect to proxy solicitation results as requested Parent. Without limiting the generality of the foregoing, but subject to Section 8.6 and the Company’s rights to terminate this Agreement under the circumstances set forth in Section 10.1, the Company agrees that its obligations under this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its stockholders or representatives of any Competing Proposal or by any Change in Recommendation.

(b) The Company shall not, without the prior written consent of Parent, adjourn (such consent not to be unreasonably withheld, conditioned, or delayed), postpone or otherwise delay the Company Stockholder Meeting; provided, however, that the Company may, notwithstanding the foregoing, without the prior written consent of Parent, and shall at the request of Parent, adjourn or postpone the Company Stockholder Meeting (A) if, after consultation with Parent, the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (1) solicit additional proxies necessary to obtain the Company Stockholder Approval, or (2) distribute any supplement or amendment to the Proxy Statement the distribution of which the Company Board has determined in good faith to be necessary under applicable Law, (B) for an absence of a quorum, or (C) such adjournment, recess, reconvening or postponement is required by Law or a court or other Governmental Entity of competent jurisdiction in connection with any actions in connection with this Agreement or the Transactions or has been requested by the SEC or its staff.

Section 6.3 Resignation of Company Directors. In order to fulfill the requirements of Section 2.4, the Company shall (a) no later than three Business Days prior to the Closing Date, cause each director of the Company to deliver a written resignation to the Company effective at the Effective Time and (b) effective as of the Effective Time, cause the vacancies resulting from such resignations to be filled by Persons who are directors of Merger Sub immediately prior to the Effective Time.

Section 6.4 Employee Matters.

(a) From and after the Effective Time, Parent shall, or shall cause the Company to, honor all Company Benefit Plans (including those compensation arrangements and agreements permitted by Section 6.1) in accordance with their terms. For a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries at the Effective Time who continues to remain employed with the Company and its Subsidiaries (each, a “Company Employee”) (i) an annual base salary or wage rate that is no less favorable that the annual base salary or wage rate provided to the Company Employee immediately prior to the Effective Time, (ii) annual cash incentive compensation opportunities (including, as applicable, target amounts) that are no less favorable in the aggregate to those provided to the Company Employee immediately prior to the Effective Time, (iii) long-term target cash incentive opportunities that are no less favorable in the aggregate to those provided to the Company Employee immediately prior to the Effective Time and (iv) retirement, health and welfare and severance benefits (excluding defined benefit pension plans, post-employment welfare benefit plans, and nonqualified deferred compensation plans) that are substantially comparable in the aggregate to those retirement, health and welfare and severance benefits (excluding defined benefit pension plans, post-employment health and welfare benefit plans, and nonqualified deferred compensation plans) provided to the Company Employee immediately prior to the Effective Time; provided, however, that Parent shall be under no obligation to grant additional book value units to any Company Employee or to grant equity or equity-based awards to any Company Employee.

(b) For all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors, to the same extent such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan, for purposes of any post-employment welfare benefit plan, or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall use commercially reasonable efforts to cause each Company Employee to be immediately eligible to participate, without any waiting time, in each New Plan to the extent such Company Employee was eligible to participate immediately prior to the Effective Time in a Company Benefit Plan providing analogous benefits (such Company Benefit Plans, collectively, the “Legacy Plans”), (ii) for purposes of each New Plan providing medical, dental pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plans shall be waived for such Company Employee and his or her covered dependents, such that each Company Employee shall be immediately eligible to participate therein, without any waiting time, notwithstanding anything herein to the contrary, unless such conditions would not have been waived under the Legacy Plans, and (iii) Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Company Employee and his or her covered dependents during the portion of the plan year of each Legacy Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If the Company has not paid outstanding annual cash incentive bonuses in respect of calendar year 2021 (the “Outstanding 2021 Annual Bonuses”) as of the fifth Business Day prior to the Closing Date, then, no later than the Closing Date, the Company shall pay, or shall cause to be paid, to each Company Employee who is employed by the Company or any of its Subsidiaries at the time of such payment and who participates in a Company Benefit Plan that provides the opportunity to earn an annual cash incentive bonus (each, a “Company Incentive Plan”), such Company Employee’s Outstanding 2021 Annual Bonus based on the attainment of the actual level of attainment of the applicable performance criteria as determined in good faith prior to the Effective Time by the Compensation Committee of the Company Board.

(d) To the extent that the Effective Time occurs in 2022, Parent shall, or shall cause the Surviving Corporation to, pay to each Company Employee who remains employed with Parent, the Surviving Corporation or their respective Affiliates through December 31, 2022, at the same time or times that Parent or the Surviving Corporation pay annual bonuses in respect of the 2022 performance period to other similarly situated employees of Parent or its Subsidiaries, but in no event later than March 15, 2023, a cash bonus for the 2022 performance period (the “2022 Annual Bonus”) that is no less than the sum of (i) the pro-rata portion of 2022 Annual Bonus that such Company Employee would have been entitled to receive under the Company Incentive Plans determined based on the attainment of the actual level of attainment of the applicable performance criteria, which shall be based on a prorated portion of the 2022 performance goals reflecting the period elapsed during calendar year 2021 that ends immediately prior to the Closing Date, as determined in good faith prior to the Closing Date by the Compensation Committee of the Company Board in consultation with Parent and the number of days elapsed from January 1, 2022 through the day preceding the Closing Date, and (ii) the 2022 Annual Bonus earned by such Company Employee for the period commencing as of the Closing Date through the remainder of calendar year 2022, based on the actual level of attainment of the applicable performance criteria, which shall be based on a prorated portion of the 2022 performance goals reflecting the number of days elapsed on or after the Closing Date through the remainder of calendar year 2022, as determined in good faith by the Parent Board or a committee thereof.

(e) Nothing contained in this Section 6.4, express or implied, shall (i) be construed to establish, amend or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Parent or the Company or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, expect as permitted by the terms of such plan, program, agreement, contract, policy or arrangement, (iii) create any third-party beneficiary rights or obligations in any person (including any employee) or any right to employment or services or continued employment or service or to a particular term or condition of employment or service with Parent or the Company or any of their respective Subsidiaries or Affiliates or (iv) limit the right of Parent or the Company or any of their respective Subsidiaries or Affiliates to terminate the employment or service of any employee or other service provider following the Closing at any time and for any or no reason.

Section 6.5 Access to Information. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms set forth in Article X, to the extent permitted by applicable Law and, subject to Section 8.1 and Section 8.12 (including the limitations in Section 8.12(e)), the Company will, during normal business hours and upon reasonable request, (a) give Parent and its Representatives, upon receipt of advance notice, reasonable access during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the offices, properties, books and records (including Tax information) of the Company and its Subsidiaries and documentation and information relating to the Real Estate Joint Ventures and the properties owned by such Real Estate Joint Ventures, (b) furnish to Parent, its Representatives and Financing Sources such financial and operating data and other information as such Persons may reasonably request (including information regarding stock and asset basis, any “intercompany transactions” within the meaning of Treasury Regulations section 1.1502-12 among the Company and its Subsidiaries and any “excess loss accounts” within the meaning of Treasury Regulations section 1.1502-19) and (c) instruct its Representatives to reasonably cooperate with Parent and its Representatives in its investigation of the business and Tax profile of the Company and its Subsidiaries; provided, however, that such investigation shall not unreasonably interfere with the Company’s normal operations; provided further that no such investigation shall affect any representation or warranty given by any Party hereunder. Notwithstanding the foregoing, the Company shall not be required to provide any information that it reasonably believes it may not provide to Parent by reason of any applicable Law or would jeopardize any legal privilege or work product protection. The Company shall use its reasonable best efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information obtained by Parent pursuant to this Section 6.5 shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement; provided, however, that, prior to the Effective Time, nothing in in this Section 6.5 shall limit any customary disclosures made by Parent to the Financing Sources, rating agencies, prospective Financing Sources, underwriters, existing lenders (and related agents) or otherwise in connection with efforts or activities by Parent or the Financing Sources to obtain the Financing; provided further that the Company and its legal counsel shall be given reasonable opportunity to review and comment upon any disclosures made by Parent, its Affiliates or their Representatives to rating agencies that include information about the Company or any of its Subsidiaries.

ARTICLE VII

COVENANTS OF PARENT

Section 7.1 Director and Officer Liability.

(a) Without limiting any other rights that any Indemnified Person may have pursuant to any Contract (including any employment agreement or indemnification agreement), under applicable Law or pursuant to the Company Charter and the Company Bylaws (each in effect as of immediately prior to the Effective Time), the Organizational Documents of the Surviving Corporation and the Organizational Documents of the Company’s Subsidiaries, from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director, advisory director or officer of the Company or of any of its Subsidiaries, or who acts as a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or any of its Subsidiaries as a director, advisory director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director, advisory director or officer of the Company or of such Subsidiary, a fiduciary under any Company Benefit Plan or is or was serving at the request of the Company or of such Subsidiary as a director, advisory director or officer of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity, to the extent pertaining to any act or omission occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Parent and the Surviving Corporation shall, jointly and severally, pay any expenses incurred in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 7.1(a), upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure to so notify shall not relieve a Party from any obligations that it may have under this Section 7.1(a) except to the extent such failure materially and adversely prejudices such Party’s position with respect to such claims). Parent will have the right, upon written notice to any applicable Indemnified Person, to assume the defense of any Proceeding in respect of which indemnification is or would be sought hereunder employing counsel reasonably satisfactory to such Indemnified Person. Notwithstanding anything to the contrary in this Section 7.1, an Indemnified Person shall be entitled to the rights provided in this Section 7.1 only after providing a written undertaking by or on behalf of such Indemnified Person to repay such amounts if it is ultimately determined that such Indemnified Person is not entitled to indemnification.

(b) For a period of six years from the Effective Time, Parent and the Surviving Corporation shall not amend, repeal or otherwise modify (x) any provision in the Company Charter and the Company Bylaws, in each case, in effect immediately prior to the Effective Time, any provision in any Contract of the Company or its Subsidiaries with any of their respective directors, advisory directors or officers in effect as of the date hereof and set forth on Section 7.1(b) of the Company Disclosure Schedules, (y) any provision in the Organizational Documents of the Surviving Corporation or (z) any provision in the Organizational Documents of any Subsidiary of the Company in effect as of immediately prior to the Effective Time, in each case, in any manner that would adversely affect the rights thereunder of any Indemnified Person to indemnification, exculpation or expense advancement with respect to Indemnified Liabilities, except to the extent required by applicable Law. For a period of six years from the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor any rights of any Indemnified Person to indemnification, exculpation or expense advancement with respect to Indemnified Liabilities under (x) any provision in the Company Charter and the Company Bylaws, in each case, in effect immediately prior to the Effective Time, any provision in any Contract of the Company or its Subsidiaries with any of their respective directors, advisory directors or officers in effect as of the date hereof and set forth on Section 7.1(b) of the Company Disclosure Schedules, (y) any provision in the Organizational Documents of the Surviving Corporation or (z) any provision in the Organizational Documents of any Subsidiary of the Company in effect as of immediately prior to the Effective Time, in each case to the fullest extent permitted under applicable Law.

(c) Parent shall cause the Surviving Corporation to put in place effective as of the Effective Time, and Parent shall fully prepay no later than immediately prior to the Closing, “tail” insurance policies with a claims reporting or discovery period of six years from the Effective Time with terms and conditions providing retentions, limits and other material terms that are no less favorable than the current directors’ and officers’ liability insurance and fiduciary liability policies maintained by the Company and its Subsidiaries with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time (including the Transactions); provided, however, that Parent may elect in its sole discretion, but shall not be required, to spend (or cause the Surviving Corporation to spend) more than the amount set forth on Section 7.1 of the Company Disclosure Schedules (the “Cap Amount”) for the six years of coverage under such “tail” policies; provided further that if the cost of such insurance exceeds the Cap Amount, and Parent elects not to spend more than the Cap Amount for such purpose, then Parent shall purchase and obtain a policy with the greatest coverage available for a cost equal to such Cap Amount.

(d) For the avoidance of doubt, the obligations of Parent and the Surviving Corporation under this Section 7.1 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner during the six-year period after the Closing as to adversely affect any Indemnified Person to whom this Section 7.1 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 7.1 applies shall be third-party beneficiaries of this Section 7.1, each of whom may enforce the provisions of this Section 7.1). The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, advisory directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.1 is not prior to, or in substitution for, any such claims under any such policies.

(e) In the event that Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume its obligations set forth in this Section 7.1. The provisions of this Section 7.1 are intended to be for the benefit of, and shall be enforceable by, the Parties and any and all Persons entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 7.1, and their heirs and representatives.

Section 7.2 Consent of Sole Stockholder of Merger Sub. Immediately after the execution of this Agreement (but in any event, no later than five Business Days after the date hereof), Parent shall cause BAMR US Holdings (Bermuda) I Ltd. to duly approve and adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and deliver to the Company evidence of its vote or action by written consent so approving and adopting this Agreement.

ARTICLE VIII

COVENANTS OF PARENT AND THE COMPANY

Section 8.1 Reasonable Best Efforts; Regulatory Matters.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall (and shall cause their respective Subsidiaries to) use reasonable best efforts, in consultation and cooperation with the other Party, to (i) consummate and make effective, as promptly as reasonably practicable, the Merger and the other Transactions, (ii) prepare and file as promptly as reasonably practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents with Governmental Entities and (iii) obtain as promptly as reasonably practicable all Consents required to be obtained from any third party or Governmental Entity that are necessary, proper or advisable to consummate the Merger and the other Transactions, including those consents set forth on Section 8.1(a)(i) of the Company Disclosure Schedules (the “Required Consents”); provided, however, that neither Party shall be required to compromise any right, asset or benefit or expend any amount or incur any liabilities, make any accommodations or provide any other consideration in order to obtain any such third-party consent. It is expressly acknowledged and agreed by Parent that the obligations of Parent and Merger Sub under this Agreement to consummate the Transactions (including the Merger) are not subject to any conditions relating to obtaining any third-party consents.

(b) Upon the terms and subject to the conditions set forth in this Agreement, Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement. The Company and Parent shall (i) have the right to review in advance, and each will consult the other to provide necessary information with respect to all filings made with, or additional information or documentary materials submitted to, any Governmental Entity in connection with the Merger or any other Transaction, including all Form A Filings (including the exhibits thereto and projections and business plans), any pre-acquisition notifications on Form E or similar market share notifications and the notifications required and other information provided under the HSR Act relating to the Transactions, (ii) each promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication from or with any Governmental Entity regarding the Merger and the other Transactions, and permit the other Party to review in advance any proposed communication by such Party to any Governmental Entity, and (iii) provide the other Party with the opportunity to participate in any meeting, whether telephonic or in-person, with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Transactions (other than non-substantive scheduling or administrative calls). If any Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Merger, then such Party shall use reasonable best efforts to make, or cause to be made, as promptly as reasonably practicable and after consultation with the other Party, an appropriate response in compliance with such request. Subject to applicable Laws or any request made by any applicable Governmental Entity (including the staff thereof), the Company and Parent shall each furnish to each other copies of all correspondence, filings and written communications between it and any such Governmental Entity with respect to this Agreement, the Merger and the other Transactions, and use reasonable best efforts to furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity; provided, however, that materials provided pursuant to this Section 8.1(b) may be redacted (w) to remove any personal information about any individual, (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual obligations, and (z) as necessary to address reasonable legal privilege and work product protection concerns.

(c) In furtherance of and without limiting the generality of the foregoing, (i) the Company and Parent shall submit the notifications required under the HSR Act relating to the Transactions within 20 Business Days of the date of this Agreement and shall prepare and file such other materials as may be required under any other applicable antitrust, competition or trade regulation Law (collectively, “Antitrust Laws”) with respect to the Transactions in the jurisdictions set forth on Section 8.1(c)(i) of the Company Disclosure Schedules as promptly as reasonably practicable and (ii) Parent shall, and shall cause its Subsidiaries to, file or cause to be filed with the applicable Governmental Entities (A) the Form A Filings (other than biographical affidavits, finger print cards, background checks, projections and business plans, which shall follow as promptly as reasonably practicable thereafter but in no event later than September 23, 2021), (B) any pre-acquisition notifications on Form E or similar market share notifications, and (C) any declarations, filings and notifications necessary to obtain the other Required Consents, in each case, as promptly as reasonably practicable and, in any event, within 20 Business Days of the date of this Agreement. Item 5 (Future Plans of Insurer) of the Form A Filings to be filed by Parent and Merger Sub shall be substantially in the form set forth in Section 8.1(c)(ii)(A) of the Parent Disclosure Schedules. Prior to Closing, and subject to applicable Laws relating to the exchange of information, the Company and Parent shall each keep the other apprised of the status of matters relating to the completion of the Merger and the other Transactions and work cooperatively in connection with obtaining all required approvals or consents of any Governmental Entity in connection with the Merger and the other Transactions. If any Governmental Entity requires that a hearing be held in connection with any such filing or approval, Parent shall use reasonable best efforts to arrange for such hearing to be held as promptly as reasonably practicable after it receives notice that such hearing is required.

(d) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article X, except as disclosed in Section 8.1(d) of the Parent Disclosure Schedules, neither Parent nor any of its Subsidiaries shall undertake any transaction that would reasonably be expected to, (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any consents, approvals, licenses, permits, orders, qualifications, authorizations of, or registrations or other actions by, or any filings with or notifications to, any Governmental Entity necessary to consummate the Transactions (including the Merger) or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering a governmental order prohibiting the consummation of the Transactions or (iii) materially delay the consummation of the Transactions (including the Merger).

(e) Upon the request of Parent, the Company shall, and shall cause its Subsidiaries to, provide reasonable cooperation and assistance to Parent and its counsel in the preparation of, and, at the direction of Parent, the submission or filing of any of the Consents set forth on Section 8.1(e) of the Parent Disclosure Schedules in connection with actions proposed to be taken or agreements proposed to be entered into by the Company and its Subsidiaries on or following the Closing Date (the “Accommodation Filings”). The Company and Parent shall each promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication from any Governmental Entity regarding such Accommodation Filings. Each Party shall, and shall cause its Subsidiaries to, provide reasonable cooperation and assistance to the other Party regarding any information or document requests from any Governmental Entity in regard to such Accommodation Filings. Except (i) for the Accommodation Filings or (ii) with the prior written consent of the Company, Parent shall not, and shall cause its Subsidiaries not to, at any time prior to the Closing, file any application with or request for approval or non-disapproval by any Governmental Entity with respect to any interaffiliate transaction between any of the Insurance Companies, on the one hand, and Parent or any of its current or post-Closing Subsidiaries, on the other hand. Notwithstanding anything herein, each of Parent and Merger Sub acknowledges and agrees that obtaining the Consent of any Governmental Entity for the Accommodation Filings or other approval or non-disapproval requested under this Section 8.1(e) is not a condition to Closing.

(f) Notwithstanding anything to the contrary set forth in this Agreement, Parent shall not be obligated to take or refrain from taking or to agree to it, its Subsidiaries or the Company or its Subsidiaries taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, exhibit or schedule, including this Agreement and the Exhibits and Schedules to this Agreement) or to suffer to exist any limitation, action, restriction, condition or requirement which, individually or together with all other such limitations, actions, restrictions, conditions or requirements, would, or would reasonably be expected to, (i) impose any requirement on Parent or any of its Subsidiaries to make, or commit to make, any material capital contribution or enter into or issue any material capital guarantee or keep well that could require contributing capital or making a similar material capital contribution undertaking, or (ii) impose any limitation, action, restriction, condition or requirement on the Equity Investor or any of its Affiliates, investment funds, permanent capital vehicles, or other collective investment vehicles or portfolio companies of the foregoing (each, a “Burdensome Condition”). Without the prior written consent of Parent, the Company shall not (and shall cause its Subsidiaries not to) take any action or agree to the taking or refraining from any action or accept any limitation, action, restriction, condition or requirement that, individually or in the aggregate, would, or would be reasonably expected to, result in a Burdensome Condition.

Section 8.2 Stockholder Written Consents; Preparation of Proxy Statement or Information Statement.

(a) Immediately after the execution of this Agreement, the Company shall take all actions necessary to seek and obtain the Company Stockholder Approval by an irrevocable written consent of each of the Libbie Shearn Moody Trust, The Moody Foundation and the Moody Medical Research Institute, each substantially in the form attached hereto as Exhibit C (each a “Stockholder Written Consent”) in accordance with applicable Law and the Organizational Documents of the Company. As promptly as practicable after receipt of the Stockholder Written Consents, the Company shall deliver to Parent a copy (including by facsimile or other electronic image scan transmission) of the executed Stockholder Written Consents. If all Stockholder Written Consents are not executed and delivered to Parent within 24 hours after the execution of this Agreement (the “Written Consent Delivery Period”), Parent shall have the right to terminate this Agreement as set forth in Section 10.1(c)(iii).

(b) In the event all Stockholder Written Consents are delivered to Parent, as promptly as practicable thereafter, each of the Company and Parent shall cooperate with each other in the preparation of the preliminary and the definitive Information Statement, including all amendments or supplements to the preliminary Information Statement. The Company shall prepare and file with the SEC the preliminary Information Statement as promptly as reasonably practicable (and in any event no later than 30 days following the date of this Agreement). The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the preliminary Information Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any Representative of the Company and the SEC with respect to the preliminary or definitive Information Statement. If any comments are received from the SEC with respect to the preliminary Information Statement, the Company shall respond as promptly as reasonably practicable to such comments. Parent shall, as promptly as reasonably practicable, provide the Company with such information as may be required to be included in the Information Statement or as may be reasonably required to respond to any comment of the SEC. As promptly as reasonably practicable after all comments received from the SEC have been cleared by the SEC, which clearance will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth day after filing the preliminary Information Statement that the SEC will not be reviewing the Information Statement, and all information required to be contained in the Information Statement has been included therein, the Company shall file the definitive Information Statement with the SEC and cause such definitive Information Statement to be mailed (including by electronic delivery if permitted) to its stockholders of record, as of a record date reasonably established by the Company Board in accordance with applicable Law.

(c) In the event all Stockholder Written Consents are not delivered to Parent and Parent does not terminate this Agreement in accordance with Section 10.1(c)(iii), each of the Company and Parent shall cooperate with each other in the preparation of the preliminary and the definitive Proxy Statement, including all amendments or supplements to the preliminary Proxy Statement. The Company shall prepare and file with the SEC the preliminary Proxy Statement as promptly as reasonably practicable (and in any event no later than 30 days following the date of this Agreement). The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the preliminary Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent, as promptly as reasonably practicable, copies of all written correspondence between the Company or any Representative of the Company and the SEC with respect to the preliminary or definitive Proxy Statement. If any comments are received from the SEC with respect to the preliminary Proxy Statement, the Company shall respond as promptly as reasonably practicable to such comments. Parent shall, as promptly as reasonably practicable, provide the Company with such information as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the SEC. As promptly as reasonably practicable after all comments received from the SEC have been cleared by the SEC, which clearance will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth day after filing the preliminary Proxy Statement that the SEC will not be reviewing the Proxy Statement, and all information required to be contained in the Proxy Statement has been included therein, the Company shall file the definitive Proxy Statement with the SEC and cause such definitive Proxy Statement to be mailed (including by electronic delivery if permitted) to its stockholders of record, as of a record date reasonably established by the Company Board in accordance with applicable Law.

(d) The Company shall make all necessary filings with respect to the Transactions (including the Merger) under the Exchange Act and applicable blue sky laws and the rules and regulations thereunder. The Company will advise Parent, promptly after it receives notice thereof, of the time when any supplement or amendment to the Proxy Statement or Information Statement, as applicable, has been filed.

(e) If at any time prior to, but not after, the receipt of the Company Stockholder Approval, any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(f) Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement or Information Statement (or any amendment or supplement thereto), as applicable, or responding to any comments of the SEC with respect thereto, the Company will (i) provide Parent with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

Section 8.3 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the prior written consent of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law or (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded, but only if, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon. Furthermore, nothing in this Section 8.3 requires a Party to consult with or obtain any approval from the other Parties with respect to a public announcement or press release issued in connection with (x) in the case of the Company, the receipt and existence of a Competing Proposal and matters related thereto or a Change in Recommendation, as applicable, in compliance with Section 8.6 or (y) to enforce its rights and remedies under this Agreement. For the avoidance of doubt, nothing in this Section 8.3 shall prevent Parent or the Company from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the Transactions.

Section 8.4 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company or Merger Sub, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.5 Notices of Certain Events; Control of Business.

(a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article X, each of the Company and Parent shall promptly notify the other Party of:

(i) any written notice or other written communication received by the notifying Party or any of its Affiliates or Representatives from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions;

(ii) any notice or other written communication received by the notifying Party or any of its Affiliates or Representatives from any Governmental Entity in connection with the Transactions; and

(iii) any Proceedings (A) commenced or (B) to its knowledge, threatened against such Party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13 (in the event that the Company is the notifying Party) or Section 5.6 (in the event that Parent is the notifying Party).

(b) The Company shall give prompt notice to Parent of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Company Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions in Section 9.2 impossible or unlikely; and

(c) Parent shall give prompt notice to the Company of any change, circumstance, condition, development, effect, event, occurrence or state of facts that has had or would reasonably be expected to have a Parent Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions in Section 9.3(a) and Section 9.3(b) impossible or unlikely;

provided, however, that no such notification required by clause (a), (b) or (c) above (and no other notification required to be given under any other Section of this Agreement) shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

(d) Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision of the Company’s and its Subsidiaries’ operations.

Section 8.6 No Solicitation by the Company.

(a) From and after the date of this Agreement, the Company will, and will cause the Company’s Subsidiaries and its and their respective officers, directors and other Representatives to, immediately cease, and cause to be terminated, any discussions or negotiations with any Person conducted heretofore by the Company or any of its Subsidiaries or any of its or their respective Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to or result in, a Competing Proposal. Within ten Business Days after the date of this Agreement the Company shall deliver a written notice to each Person that has received non-public information regarding the Company within the 12 months prior to the date of this Agreement pursuant to a confidentiality agreement with the Company for purposes of evaluating any transaction that could be a Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning the Company and any of its Subsidiaries heretofore furnished to such Person. The Company will immediately terminate any physical and electronic data access previously granted to any Person for purposes of evaluating any transaction that could be a Competing Proposal.

(b) From and after the date of this Agreement, the Company will not, and will cause the Company’s Subsidiaries and its and their respective officers, directors and other Representatives not to, directly or indirectly:

(i) initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to or result in, a Competing Proposal;

(ii) engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to or result in a Competing Proposal;

(iii) furnish any information regarding the Company or its Subsidiaries, or access to the properties, assets or employees of the Company or its Subsidiaries, to any Person in connection with or in response to any Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to or result in a Competing Proposal;

(iv) enter into any letter of intent or agreement in principle, or other agreement providing for or relating to a Competing Proposal (other than a confidentiality agreement entered into in compliance with Section 8.6(e)(ii));

(v) submit any Competing Proposal to a vote or consent of the stockholders of the Company; or

(vi) resolve, propose or agree to do any of the foregoing;

provided, however, that notwithstanding anything to the contrary in this Agreement, the Company or any of its Representatives may, (A) in response to an unsolicited inquiry or proposal, seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Superior Proposal and (B) in response to an inquiry or proposal from a third party, inform a third party or its Representatives of the restrictions imposed by the provisions of this Section 8.6 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c) In the event that on or after the date of this Agreement the Company receives a Competing Proposal, any request for information relating to the Company or any Subsidiary of the Company or for access to the properties, books or records of the Company in connection with or response to a Competing Proposal or that would reasonably be expected to lead to or result in a Competing Proposal or any request for discussions or negotiations with the Company or a Representative of the Company relating to a Competing Proposal, the Company will (i) promptly (and in no event later than 48 hours after receipt thereof) notify (which notice shall be provided orally and in writing and shall identify the Person making such Competing Proposal or request and set forth the material terms thereof) Parent thereof, (ii) keep Parent reasonably and promptly (and in no event later than 48 hours) informed of the status and material terms of (including with respect to changes to the status or material terms of) any such Competing Proposal or request and (iii) as promptly as practicable (but in no event later than 48 hours after receipt) provide to Parent unredacted copies of all material correspondence and written materials (regardless of whether electronic) sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions thereof, including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto), as well as written summaries of any material oral communications relating to the terms and conditions thereof.

(d) Except as permitted by Section 8.6(e), the Company Board, including any committee thereof, agrees it shall not:

(i) withhold, withdraw, qualify or modify, or publicly propose or announce any intention to withhold, withdraw, qualify or modify, in a manner adverse to Parent or Merger Sub, the Board Recommendation;

(ii) fail to include the Board Recommendation in the Proxy Statement when filed with the SEC or disseminated to the Company’s stockholders;

(iii) approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Competing Proposal;

(iv) publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement entered into in compliance with Section 8.6(e)(ii)) relating to a Competing Proposal (an “Alternative Acquisition Agreement”);

(v) in the case of a Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Shares (other than by Parent or an Affiliate of Parent), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) 10 business days (as such term is used in Rule 14d-9 under the Exchange Act) after commencement of such tender offer or exchange offer and (B) three Business Days prior the date of the Company Stockholder Meeting (or promptly after the commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date of the Company Stockholder Meeting);

(vi) if a Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Board Recommendation on or prior to the earlier of (A) five Business Days after Parent so requests in writing and (B) three Business Days prior the date of the Company Stockholder Meeting (or promptly after the announcement or disclosure of such Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Company Stockholder Meeting); or

(vii) cause or permit the Company to enter into an Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i) through (vi), a “Change in Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary:

(i) the Company Board may, after consultation with the Company’s outside legal counsel, make such disclosures as the Company Board thereof determines in good faith are necessary to comply with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Board Recommendation, such disclosure shall be deemed to be a Change in Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 10.1(c)(i).

(ii) at any time prior to, but not after, the receipt of the Company Stockholder Approval, the Company and its Representatives may engage in the activities prohibited by Section 8.6(b)(ii) or Section 8.6(b)(iii) (and, only with respect to a Competing Proposal that satisfies the requirements in the following clauses (1) and (2), may solicit, propose, encourage, or facilitate any inquiry or the making of any proposal or offer with respect to such Competing Proposal or any modification thereto) with any Person if (1) the Company receives a bona fide written Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement and (2) such Competing Proposal did not arise from a breach of the obligations set forth in this Section 8.6; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 8.6(b) may be furnished until the Company receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of the Company that are no less favorable to the Company than the terms of the Confidentiality Agreement, as determined by the Company Board in good faith after consultation with its legal counsel, (B) that any such non-public information has previously been made available to, or is made available to, Parent prior to or concurrently with (or in the case of oral non-public information only, promptly after) (and in any event within 48 hours after) the time such information is made available to such Person, (C) prior to taking any such actions, the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Competing Proposal is, or would reasonably be expected to lead to or result in, a Superior Proposal and (D) prior to taking any such actions, the Company Board determines in good faith after consultation with the Company’s outside legal counsel that failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided further that if two or more of such Competing Proposals are Partial Competing Proposals, the Company Board shall be permitted to consider such Partial Competing Proposals on a combined basis in making the determinations set forth in clauses (C) and (D) above. If the Company Board makes the determinations set forth in clauses (C) and (D) above with respect to two or more Partial Competing Proposals, then, after such determination and not beforehand, the Company shall be permitted to facilitate direct discussions between the Persons making such Partial Competing Proposals, and such Partial Competing Proposals, taken together, shall be deemed, for all purposes of this Agreement, a Competing Proposal.

(iii) at any time prior to, but not after, the receipt of the Company Stockholder Approval, in response to a bona fide written Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a breach of the obligations set forth in this Section 8.6, if the Company Board so chooses, the Company Board may effect a Change in Recommendation or may terminate this Agreement pursuant to Section 10.1(d)(i); provided, however, that such Change in Recommendation or termination may not be made unless and until:

(A)	the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that such Competing Proposal is a Superior Proposal;

(B)

the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure to effect a Change in Recommendation in response to such Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C)

the Company provides Parent written notice of such proposed action and the basis thereof four Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and include an unredacted copy of the available proposed Competing Proposal and any applicable transaction and financing documents to the extent provided by the relevant party in connection with the Competing Proposal;

(D)

after giving such notice and prior to effecting such Change in Recommendation or termination, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would obviate the need for the Company Board to effect a Change in Recommendation or terminate this Agreement pursuant to Section 10.1(d)(i) in response thereto; and

(E)

at the end of the four Business Day period, prior to taking action to effect a Change in Recommendation or terminate this Agreement pursuant to Section 10.1(d)(i), the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith after consultation with the Company’s financial advisors and outside legal counsel, that the Competing Proposal remains a Superior Proposal and, after consultation with outside legal counsel, that the failure to effect a Change in Recommendation in response to such Superior Proposal would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, however, that in the event of any material amendment or material modification to any Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Superior Proposal, such as terms with respect to price or financing, shall be deemed material), the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 8.6(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 8.6(e)(iii) shall be reduced to three Business Days; provided further that any such new written notice shall in no event shorten the original four Business Day notice period; and

(iv) at any time prior to, but not after, the receipt of the Company Stockholder Approval, in response to an Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by the Company, the Company may, if the Company Board so chooses, effect a Change in Recommendation; provided, however, that such a Change in Recommendation may not be made unless and until:

(A)	the Company Board determines in good faith after consultation with the Company’s financial advisors and outside legal counsel that an Intervening Event has occurred;

(B)

the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure to effect a Change in Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law;

(C)

the Company provides Parent written notice of such proposed action and the basis thereof four Business Days in advance, which notice shall set forth in writing that the Company Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Intervening Event;

(D)

after giving such notice and prior to effecting such Change in Recommendation, the Company negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would obviate the need for the Company Board to effect a Change in Recommendation in response thereto; and

(E)

at the end of the four Business Day period, prior to taking action to effect a Change in Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Parent in writing and any other information offered by Parent in response to the notice, and determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to effect a Change in Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law; provided, however, that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 8.6(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 8.6(e)(iv) shall be reduced to three Business Days; provided further that any such new written notice shall in no event shorten the original four Business Day notice period.

(f) The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or standstill agreement (or any similar agreement) to which the Company or any of its Subsidiaries is a party and shall enforce the provisions of any such agreement; provided, however, that, notwithstanding any other provision in this Section 8.6, at any time prior to, but not after, the receipt of the Company Stockholder Approval, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties owed by the Company Board to the stockholders of the Company under applicable Law, the Company may waive any such “standstill” or similar provision to the extent necessary to permit a third party to make a Competing Proposal, on a confidential basis, solely to the Company Board and communicate such waiver to the applicable third party; provided further that the Company must promptly provide Parent with written notice at least two Business Days prior to taking such action.

(g) Notwithstanding anything to the contrary in this Section 8.6, any action, or failure to take action, that is taken by a director, officer or other Representative of the Company or any of its Subsidiaries in violation of this Section 8.6 shall be deemed to be a breach of this Section 8.6 by the Company.

Section 8.7 Takeover Statutes. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 8.8 Section 16(b). The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company RS Awards and Company RSU Awards in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.9 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of NASDAQ to cause (a) the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 8.10 Transaction Litigation. Subject to applicable Law, the Company shall promptly notify Parent of any stockholder demands, litigations, arbitrations or other similar actions (including derivative claims) commenced or, to the knowledge of the Company, threatened against the Company or any director or officer thereof relating to this Agreement or any of the Transactions (collectively, the “Transaction Litigation”) and shall keep Parent promptly and reasonably informed regarding any Transaction Litigation. Subject to applicable Law, the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, at each Party’s sole cost and expense, and shall in good faith consult with each other on a regular basis regarding the defense or settlement of such Transaction Litigation and shall reasonably consider each other’s advice with respect to such Transaction Litigation, but only if it is not reasonably determined by either of the Parties, upon the advice of counsel, that doing so could result in the loss of the ability to successfully assert any legal privilege or work product protection. Subject to applicable Law, none of the Company or any of its Subsidiaries shall settle or offer to settle any Transaction Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.11 Investment Assets. The Company shall, or shall cause its applicable Subsidiaries to, deliver to Parent, within 15 Business Days following the end of each calendar month, a summary report of (a) all Investment Assets (other than real estate and Real Estate Joint Ventures) owned by the Company or any of its Subsidiaries as of such month end, and if available, the market value thereof as of such month end, (b) all Investment Assets that are real estate and Real Estate Joint Ventures owned by the Company or any of its Subsidiaries as of such month end and the carrying values thereof as of such month end as determined on a basis consistent with the Company’s current practices with respect to its real estate (and, if there has been any third party appraisal or report completed and delivered to the Company during such month that speaks to the value of any particular real estate property, such information will be included in the report for that month), (c) all Investment Assets sold or otherwise disposed of during the preceding month, (d) all Investment Assets purchased by the Company or any of its Subsidiaries during the preceding month and (e) all Investment Assets that are in arrears or breach or default in the payment of principal or interest or dividends or are, or should be, classified as non-performing, non-accrual, ninety days past due, still accruing and doubtful of collection, in foreclosure or any comparable classification, or are permanently impaired to any extent; provided, however, that such monthly summary report shall not include a current expected credit losses (a “CECL”) analysis with respect to any of the Investment Assets; provided further that a summary CECL analysis on the applicable Investment Assets will be delivered by the Company (or its applicable Subsidiaries) to Parent within 15 Business Days following the end of each fiscal quarter. From and after the date hereof until the Closing, the Company shall cause the applicable executives or managers having primary responsibility for Investment Assets to consult with Representatives of Parent as reasonably requested in writing, not to exceed once per month, with respect to such matters, including future planned or potential sales and purchases of Investment Assets and the treatment of any impaired or potentially impaired Investment Assets.

Section 8.12 Financing.

(a) Neither Parent nor Merger Sub shall agree to or permit any termination, amendment, replacement, supplement or other modification of, or waiver of any of its rights under, the Debt Commitment Letter without the Company’s prior written consent if such termination, amendment, replacement, supplement, modification or waiver would (i) add new conditions (or modify any existing condition in a manner adverse to Merger Sub) to the consummation of the Debt Financing, (ii) reduce the amount of the Debt Financing such that the aggregate funds that would be available on the Closing Date, together with other immediately available financial resources of Parent, would not be sufficient to pay the Required Funding Amount, (iii) materially and adversely affect the ability of Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or (iv) reasonably be expected to prevent, materially delay or materially impair the consummation of the Merger and the other transactions contemplated hereby; provided, however, that the Commitment Letter may be amended or supplemented to add lenders, lead arrangers, underwriters, bookrunners, syndication agents or similar entities that had not executed the Commitment Letter as of the date hereof. Parent shall reasonably promptly deliver to the Company true, correct and complete copies of any such amendment, replacement, supplement or other modification or waiver of the Debt Commitment Letter. Parent shall have the right to substitute, with proceeds of capital markets, securities or other financing transactions, all or any portion of the Debt Financing contemplated by the Debt Commitment Letter by reducing commitments under the Debt Commitment Letter, in each case so long as such proceeds received by Parent or Merger Sub, together with the amount of the proceeds contemplated from the Financing, after giving effect to such reduction of the commitments under the Debt Commitment Letter, together with cash on hand and other available resources of Parent, will, in the aggregate, be not less than the Required Funding Amount. For purposes of this Section 8.12, (1) the term “Debt Financing” shall be deemed to include the financing contemplated by the Debt Commitment Letter as amended, replaced, supplemented, modified or waived in accordance with this Section 8.12 (including any Alternative Financing), and (2) the term “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter as may be amended, replaced, supplemented, modified or waived in accordance with this Section 8.12 and any commitment letters related to any Alternative Financing.

(b) Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, proper and advisable to (i) maintain the Debt Commitment Letter in effect in accordance with its terms until the Transactions (including the Merger) are consummated or this Agreement is terminated in accordance with its terms, (ii) negotiate and enter into definitive agreements for the Debt Financing on the terms and subject to the conditions of the Debt Commitment Letter or on other terms agreed by Parent (subject to the restrictions on amendments and modifications of the Debt Commitment Letter set forth in Section 8.12(a)), (iii) enforce Parent’s and Merger Sub’s rights under the Debt Commitment Letter, and (iv) satisfy on a timely basis (or, if deemed advisable by Parent, seek a waiver on a timely basis of) all conditions to funding applicable to Parent and Merger Sub in the Debt Commitment Letter that are within its control and, in the event that all conditions to funding in the Debt Commitment Letter are satisfied at or prior to Closing, consummate the Debt Financing at or prior to the Closing.

(c) In the event any portion of the Debt Financing expires, terminates or becomes unavailable, Parent shall promptly notify the Company in writing and use reasonable best efforts to arrange alternative financing from the same or alternative sources to replace such portion in order that Parent will have Debt Financing in an amount, together with other immediately available financial resources of Parent, not less than the Required Funding Amount (the “Alternative Financing”). In respect of certainty of funding and conditionality, such Alternative Financing must (x) be equivalent in all material respects, taken as a whole, to (or more favorable to Parent and Merger Sub than) the conditions set forth with respect to such portion of the Debt Financing, as in effect on the date hereof, that is being replaced by the Alternative Financing and (y) not reasonably be expected to prevent or materially delay the Closing; provided, however, that Parent shall not be required to obtain financing that includes terms and conditions materially less favorable (taken as a whole and taking into account any “market flex” provision) to Parent and Merger Sub (as determined in the reasonable judgment of Parent), in each case relative to those in the Debt Financing being replaced. Parent shall promptly deliver to the Company true, correct and complete copies of all material agreements related to any such Alternative Financing following the execution thereof; provided, however, that any fee amounts, pricing caps and other economic terms, and the rates and amounts included in the “market flex” provisions (but not covenants) and other customary provisions in such material agreements may be redacted to the extent, in each case, they are Permissible Redacted Terms.

(d) The Company shall, and shall cause its Subsidiaries to and shall use reasonable best efforts to cause its and their respective Representatives to, provide, on a timely basis, all cooperation reasonably requested by Parent in connection with any Debt Financing (the term “Debt Financing,” for the purposes of this Section 8.12, shall include any capital markets equity, debt or hybrid financing sought by Parent in lieu or replacement of all or any portion of the Debt Financing contemplated by the Debt Commitment Letter) or any other unaffiliated debt financing sought by Parent in connection with the Merger, including providing access to or furnishing promptly required financial and other information consistent with Section 6.5. The Company hereby consents to the use of its and its Subsidiary’s logos in connection with the Debt Financing; provided, however, that such logos are used solely in a manner that does not violate any contractual obligation of the Company and its Subsidiaries as of the date hereof and will comply with the Company’s and its Subsidiaries’ usage requirements to the extent made available to Parent prior to the date of this Agreement and is not intended to, nor reasonably likely to, harm or disparage the Company and its Subsidiaries.

(e) Notwithstanding anything in Section 8.12(d), none of the Company or its Subsidiaries shall be required to (i) pay or agree to pay any commitment or other fee prior to the Closing in connection with the Debt Financing, (ii) incur any liability or give any indemnity in connection with the Debt Financing prior to the Closing, (iii) execute prior to the Closing any definitive financing documents (other than customary representation and authorization letters), including any other certificates or documents in connection with the Debt Financing, except for any execution of documents that are conditioned upon the Closing, (iv) take any corporate actions prior to the Closing to permit the consummation of the Debt Financing (except for any corporate actions that are conditioned upon the Closing), (v) make any certifications that it does not reasonably in good faith believe to be true, (vi) take any action that would require any director, officer or employee of the Company or any of its Subsidiaries to execute any document, agreement, certificate or instrument that would be effective prior to the Closing (other than customary authorization letters), (vii) take any action that would unreasonably interfere with the ongoing business or operation of the Company or any of its Subsidiaries or cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement by Parent or Merger Sub, (viii) disclose any information to Parent, the Equity Investor or any of its or their respective Affiliates or any prospective lender or any their respective Representatives if doing so would result in the waiver of any legal privilege or work product protection of any of the Company or its Subsidiaries (provided, however, that the Company shall give notice to Parent of the fact that it is withholding information pursuant to this clause (viii), and thereafter use its commercially reasonable efforts to make reasonable and appropriate substitute disclosure arrangements under circumstances in which such restrictions apply), (ix) take any action that would conflict with or violate the Organizational Documents of the Company or any of its Subsidiaries or applicable Law or (x) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability.

(f) Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Affiliates and Representatives from and against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, or damages suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries expressly for use in connection therewith) except to the extent any such cost or expense, judgment, fine, loss, claim, or damage results from the bad faith, willful misconduct or gross negligence of the Company or any of its Subsidiaries or their respective Representatives.

(g) Parent shall, at the Closing (or, if this Agreement is terminated in accordance with its terms, promptly following written request of the Company (together with reasonable supporting documentation)), reimburse the Company, its Subsidiaries and their respective Affiliates and Representatives for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company, its Subsidiaries and their respective Affiliates and Representatives in connection with the arrangement, syndicating, consummating and obtaining, as applicable, of the Debt Financing and any cooperation provided by the Company, its Subsidiaries and their respective Affiliates and Representatives in accordance with this Section 8.12.

(h) Parent shall give the Company prompt written notice (and in any event within three Business Days) after the occurrence of any of the following: (i) if for any reason, all or a portion of the Debt Financing under the Debt Commitment Letter becomes unavailable or Parent no longer believes in good faith that it or Merger Sub will be able to obtain all or any portion of the Debt Financing contemplated by the Debt Commitment Letter on the terms described therein and (ii) any event or circumstance that could materially and adversely impact the availability of the Debt Financing contemplated by the Debt Commitment Letter; provided, however, that, with respect to clauses (i) and (ii), in no event will Parent be under any obligation to disclose any information pursuant to this Section 8.12(h) that is subject to any legal privilege or work product protection.

(i) Notwithstanding anything herein to the contrary, Parent hereby acknowledges and agrees that obtaining the Financing, including the Debt Financing or any Alternative Financing, is not a condition to the Merger or the Closing or to Parent’s and Merger Sub’s obligations under this Agreement, including payment of the aggregate Merger Consideration and payments pursuant to Section 2.6.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following conditions:

(a) The Company Stockholder Approval has been obtained in accordance with applicable Law and the Organizational Documents of the Company and, if obtained by the Stockholder Written Consents, the Information Statement shall have been cleared by the SEC and mailed to the stockholders of the Company (in accordance with Regulation 14C under the Exchange Act) at least 20 days prior to the Closing;

(b) (i) any applicable waiting period under any Antitrust Law relating to the Merger shall have expired or been terminated and (ii) the approvals and prior written non-disapprovals from the Governmental Entities listed on Section 9.1(b)(ii) of the Company Disclosure Schedules have been obtained; and

(c) there shall not have been issued by any Governmental Entity having jurisdiction of any Party, and remain in effect, any judgment, temporary restraining order, preliminary or permanent injunction or other order, decree or ruling restraining, enjoining or otherwise preventing the consummation of the Merger, nor shall any Law have been promulgated, enacted, issued or deemed applicable to the Merger by any Governmental Entity having jurisdiction of any Party that prohibits or makes illegal the consummation of the Merger.

Section 9.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following conditions:

(a) the Company shall have complied with or performed in all material respects the obligations, covenants and agreements it is required to comply with or perform at or prior to the Closing Date;

(b) the representations and warranties of the Company set forth in Section 4.1 (Corporate Existence and Power), Section 4.2 (Corporate Authorization), Section 4.4(a) (Non-Contravention with Company Charter or Company Bylaws), Section 4.6(b) (Subsidiaries’ Capitalization), Section 4.22 (Brokers; Financial Advisors), Section 4.23 (Opinion of Financial Advisor) and Section 4.25 (Rights Agreements; Takeover Statutes), shall be true and correct in all material respects (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(c) (i) the representations and warranties of the Company set forth in Section 4.5 (Capitalization) shall be true and correct in all respects as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period) (other than De Minimis Inaccuracies) and (ii) the representations and warranties of the Company set forth in Section 4.11(b) (Absence of Certain Changes; No Company Material Adverse Effect) shall be true and correct in all respects as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(d) the representations and warranties of the Company set forth in the Agreement (other than those referred to in subparagraphs (b) and (c) above) shall be true and correct (disregarding for this purpose all “Company Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, have not had, and would not be reasonably expected to have, a Company Material Adverse Effect;

(e) Since the date of the Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had, and would not be reasonably expected to have, a Company Material Adverse Effect;

(f) Parent and Merger Sub shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in subparagraphs (a), (b), (c), (d) and (e) of this Section 9.2 have been satisfied; and

(g) No Burdensome Condition shall have been imposed.

Section 9.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Law, waiver) of the following conditions:

(a) Parent shall have performed in all material respects all of its obligations hereunder required to be performed by it as of or prior to the Closing Date; and

(b) the representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct (disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) at and as of the Closing Date as though made at and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Parent Material Adverse Effect.

(c) The Company shall have received a certificate of Parent, executed on its behalf by an authorized officer of Parent, dated the Closing Date, certifying that the conditions set forth in subparagraphs (a) and (b) of this Section 9.3 have been satisfied.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated prior to the Effective Time:

(a) by mutual written consent of the Company and Parent; or

(b) by either the Company or Parent:

(i) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held Company Stockholder Meeting or any adjournment or postponement thereof;

(ii) if the Closing has not yet occurred by May 6, 2022 (the “Outside Date”); provided, however, that if (x) the Closing has not occurred by such date by reason of nonsatisfaction of the condition set forth in Section 9.1(b) and (y) all other conditions in this Agreement have theretofore been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied at the Closing) or (to the extent permitted by Law) waived, the Outside Date will be August 6, 2022; provided further that the right to terminate this Agreement under this Section 10.1(b)(ii) shall not be available to any Party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(iii) if there shall be adopted any Law that permanently makes the consummation of the Merger illegal or otherwise permanently prohibited or if any judgment, injunction, order or decree issued by any Governmental Entity having jurisdiction of any Party permanently enjoining or prohibiting Parent or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(iii) shall not be available to any Party whose breach of any representation and warranty or whose failure to fulfill any covenant or agreement under this Agreement has been the principal cause of, or resulted in, the imposition of such legal restraint or the failure of such legal restraint to be resisted, resolved or lifted; or

(c) by Parent:

(i) (A) if there shall have been a Change in Recommendation, regardless of whether permitted by this Agreement (or the Company Board or any committee thereof shall resolve to effect a Change in Recommendation) or (B) if there shall have been a Willful and Material Breach by the Company of any of its covenants or agreements contained in Section 8.6; or

(ii) if there shall have been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in a failure to satisfy a condition set forth in Section 9.2, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (x) 30 days after the giving of written notice to the Company of such breach and (y) two Business Days prior to the Outside Date (a “Company Terminable Breach”), but only if Parent or Merger Sub are not then in Parent Terminable Breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement; or

(iii) if all Stockholder Written Consents have not been executed and delivered to Parent prior to the expiration of the Written Consent Delivery Period; or

(d) by the Company:

(i) at any time prior to receipt of the Company Stockholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal, but only if:

(A)	the Company has received a Superior Proposal after the date of this Agreement that did not result from a breach of Section 8.6;

(B)	the Company has complied with Section 8.6 with respect to such Superior Proposal;

(C)	concurrently with, and as a condition to, any such termination, the Company pays or causes to be paid to Parent (or its designee) the Termination Fee pursuant to Section 10.3(d); and

(D)

the Company Board has authorized the Company to enter into, and the Company concurrently enters into, a definitive written agreement providing for such Superior Proposal (it being agreed that the Company may enter into such definitive written agreement concurrently with any such termination); or

(ii) if there shall have been a breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would result in a failure to satisfy a condition set forth in Section 9.3, and in such case such breach shall be incapable of being cured prior to the Outside Date, or if capable of being cured prior to the Outside Date, shall not have been cured by the earlier of (x) 30 days after the giving of written notice to Parent of such breach and (y) two Business Days prior to the Outside Date (a “Parent Terminable Breach”), but only if the Company is not then in Company Terminable Breach of any representation, warranty, covenant or agreement of Company contained in this Agreement.

The Party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) of this Section 10.1 shall give written notice of such termination to the other Party in accordance with Section 11.1, specifying in reasonable detail the provision hereof pursuant to which such termination is effected and the terminating Party’s understanding of the facts and circumstances forming the basis for such termination.

Section 10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with no liability on the part of any Party hereto, except that (a) this Section 10.2 and Section 10.3, Article I and Article XI of this Agreement, and the Confidentiality Agreement, shall survive the termination of this Agreement and (b) no such termination shall relieve any Party of any liability or damages (in the case of the Company, damages based on the consideration that would have otherwise been payable to the holders of Shares (including, for the avoidance of doubt, Company RS Awards) or Company RSU Awards, which shall be deemed to be damages of the Company) resulting from any Willful and Material Breach by that Party of this Agreement or fraud, in each case, prior to such termination.

Section 10.3 Expenses and Other Payments.

(a) Except as otherwise provided in this Agreement or as otherwise agreed to in writing by the Parties, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, regardless of whether the Merger shall be consummated.

(b) If this Agreement is terminated under circumstances that satisfy clauses (i), (ii) and (iii) below, then the Company shall pay Parent (or its designee) the Termination Fee within two Business Days of any event specified in clause (iii) below taking place, in cash by wire transfer of immediately available funds to an account designated by Parent:

(i) Either (A) the Company or Parent terminates this Agreement pursuant to Section 10.1(b)(i) or (B) Parent terminates this Agreement pursuant to Section 10.1(c)(ii);

(ii) on or before the date of any such termination, a Competing Proposal shall have been announced or disclosed (publicly or to the Company or the Company Board) that was not withdrawn; and

(iii) within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to such Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, such Competing Proposal) or the Company consummates such Competing Proposal); provided, however, that if Parent terminates this Agreement pursuant to Section 10.1(c)(ii) resulting from any Willful and Material Breach, this clause (iii) shall be satisfied if within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to any Competing Proposal (or publicly approves or recommends to the stockholders of the Company or otherwise does not oppose, in the case of a tender or exchange offer, any Competing Proposal) or the Company consummates any Competing Proposal (in each case whether or not such Competing Proposal is the same as the original Competing Proposal announced or disclosed).

For purposes of this Section 10.3(b), any reference in the definition of Competing Proposal to “15% or more” shall be deemed to be a reference to “more than 50%.”

(c) If Parent terminates this Agreement pursuant to Section 10.1(c)(i) or Section 10.1(c)(iii), then the Company shall pay Parent (or its designee) the Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Parent no later than two Business Days after notice of termination of this Agreement.

(d) If the Company terminates this Agreement pursuant to Section 10.1(d)(i), then the Company shall pay Parent (or its designee) the Termination Fee in cash by wire transfer of immediately available funds to an account designated by Parent contemporaneously with such termination of this Agreement.

(e) The Parties acknowledge (i) that the agreements contained in this Section 10.3 are an integral part of the Transactions, (ii) that the Termination Fee is not a penalty, but a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and (iii) that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 10.3, and, in order to obtain the payment, Parent commences a Proceeding that results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received, provided that each notice party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

if to Parent or Merger Sub, to:

Brookfield Asset Management Reinsurance Partners Ltd.

Wellesley House South, 2nd Floor

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention:     Anna Knapman-Scott and Lyndsay Hatlelid

E-mail:          anna.knapmanscott@brookfield.com and lyndsay.hatlelid@brookfield.com with copies to (which shall not constitute notice):

Skadden, Arps, Slate Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:     Todd E. Freed

E-mail:          todd.freed@skadden.com

and

Skadden, Arps, Slate Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention:     Sonia K. Nijjar

E-mail:          sonia.nijjar@skadden.com

if to the Company, to:

American National Group, Inc.

One Moody Plaza

Galveston, Texas 77550

Attention:     James E. Pozzi and Timothy A. Walsh

E-mail:          jim.pozzi@americannational.com and tim.walsh@americannational.com with copies to (which shall not constitute notice):

Greer, Herz & Adams, LLP

One Moody Plaza, 18th Floor

Galveston, Texas 77550

Attention:     Gregory S. Garrison

E-mail:          ggarrison@greerherz.com

and

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, Texas 77002

Attention: J. Mark Metts and Katy Lukaszewski

E-mail: mmetts@sidley.com and klukaszewski@sidley.com

and

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Amanda M. Todd

E-mail: atodd@sidley.com

Section 11.2 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement, or in any certificate or other writing delivered pursuant to this Agreement, shall survive the Effective Time or, except as otherwise provided in Section 10.2, any termination of this Agreement, as the case may be. This Section 11.2 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

Section 11.3 Amendments; No Waivers.

(a) Any provision of this Agreement (including the Exhibits and Schedules hereto) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that following the receipt of the Company Stockholder Approval, there shall be no amendment to the provisions of this Agreement that by Law would require further approval by the holders of Company Common Stock without such approval.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.4 Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties.

Section 11.5 Governing Law; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b) EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF OR RELATES TO THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR THE TRANSACTIONS (AS DEFINED IN THIS AGREEMENT), AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT OR THE TRANSACTIONS (AS DEFINED IN THIS AGREEMENT) THAT IT IS NOT SUBJECT PERSONALLY TO JURISDICTION IN THE ABOVE NAMED COURTS OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THE ACTION, SUIT OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH PARTY IRREVOCABLY AGREES THAT SUCH PARTY WILL NOT BRING ANY SUCH ACTION IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IF THE COURT OF CHANCERY DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE OR THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE AND ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (AS DEFINED IN THIS AGREEMENT). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.5.

Section 11.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts hereof signed by all of the other Parties hereto.

Section 11.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof; provided, however, to the extent of any conflict between the provisions of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern. Except for the provisions of (a) the rights of the former holders of Shares to receive the Merger Consideration payable pursuant to Section 2.5 and the rights of the former holders of Company RS Awards or Company RSU Awards to receive the amounts payable pursuant to Section 2.6, and (b) Section 7.1 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), no provision of this Agreement or any other agreement contemplated hereby is intended to confer any rights or remedies on any Person other than the Parties hereto.

Section 11.8 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 11.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

Section 11.10 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 11.5, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of any injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.10 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.11 Interpretation.

(a) Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, limited liability companies and partnerships, and vice versa.

(c) When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article, Section, Exhibit or Schedule, as applicable, of this Agreement unless otherwise indicated.

(d) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) All references to “$” or dollar amounts will be to the lawful currency of the United States.

(f) The words “the date hereof,” “the date of this Agreement” and words of similar import mean the day and year first set forth above in the preamble to this Agreement.

(g) Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(h) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” References to “days” mean “calendar days” unless expressly stated otherwise.

(i) References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(j) Any reference in this Agreement to a date or time shall be deemed to be such date or time in Houston, Texas, unless otherwise specified.

(k) Except with respect to any disclosure in the Company Disclosure Schedules or Parent Disclosure Schedules, any contract or instrument referred to herein means such contract or instrument as from time to time amended, modified or supplemented, including by waiver or consent.

(l) All references to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(m) Except as otherwise specifically provided in this Agreement, any statute, rule or regulation defined or referred to herein means such statute as from time to time amended, supplemented or modified, including by succession of comparable successor statutes, rules or regulations, as applicable.

(n) References to a person are also to its permitted successors and assigns.

(o) The words “provided to,” “delivered” or “made available” and words of similar import refer to documents that were delivered in person or electronically to the other Party or its representatives prior to the execution of this Agreement or, prior to the calendar day immediately preceding the date hereof, posted to the data site maintained by the disclosing Party or its representatives in connection with the Transactions (but only if, in the case of delivery via such data site, the other Party had access to such documents in such data site and such documents were not removed from such data site prior to the date that was two Business Days prior to the execution of this Agreement) and, for the avoidance of doubt, includes any documents filed or furnished by the disclosing Party or its Subsidiaries with the SEC and publicly available on EDGAR as an exhibit after January 1, 2019 and prior to the date that was two Business Days prior to the execution of this Agreement.

(p) Any reference to the “Company” in a context or at a time or for the portion of any time period, in each case, prior to July 1, 2020 (the date on which the Company’s holding company reorganization was effected, and pursuant to which American National Group, Inc. replaced ANICO as the publicly traded company), means ANICO.

Section 11.12 Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto on behalf of itself and each of its Affiliates hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company, or any of its Subsidiaries, or any of their respective Affiliates be entitled to, or permitted to seek, specific performance in respect of any Financing Source, nor shall there be any right of the Company, or any of its Subsidiaries, or any of their respective Affiliates, to enforce specifically any of Merger Sub’s and its Affiliates’ respective rights under the Debt Commitment Letter or any other agreements relating to the Debt Financing, (e) agrees that service of process upon such party in any such Proceeding shall be effective if notice is given in accordance with Section 11.1, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Sources will have any liability to the Company or any of its Subsidiaries or any of their respective Affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (h) agrees that the Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 11.12 (and such provisions shall not be amended or waived in any way material to the Financing Sources without the prior written consent of the Financing Sources). This Section 11.12 shall not affect, alter or amend in any way the covenants and agreements between Parent and the Company, or the obligations of Parent and the Company provided for in this Agreement. This Section 11.12 shall not limit the rights of the parties to the Financing under the Financing Commitment Letters or other definitive agreement with respect to the Financing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN NATIONAL GROUP, INC.

By:	/s/ James E. Pozzi
Name: James E. Pozzi
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

FREESTONE MERGER SUB INC.

By:	/s/ Jonathan Bayer
Name: Jonathan Bayer
Title Director & Managing Partner

BROOKFIELD ASSET MANAGEMENT REINSURANCE PARTNERS LTD.

By:	/s/ Anna Knapman-Scott
Name: Anna Knapman-Scott
Title: Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certain Definitions

“2022 Annual Bonus” has the meaning set forth in Section 6.4(d).

“Accommodation Filings” has the meaning set forth in Section 8.1(e).

“Actuarial Appraisal” has the meaning set forth in Section 4.27(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise. For all purposes herein, the Equity Investor or any of its affiliates and any of its or their respective investment funds, permanent capital vehicles, or other collective investment vehicles or portfolio companies (which shall not be deemed to include, for the avoidance of doubt, Parent or any of its Subsidiaries) will not be deemed an Affiliate of Parent or any Subsidiary thereof, or vice versa.

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 8.6(d)(iv).

“Alternative Financing” has the meaning set forth in Section 8.12(c).

“ANICO” has the meaning set forth in Section 4.6(b).

“Antitrust Laws” has the meaning set forth in Section 8.1(c).

“beneficial ownership,” including the correlative term “beneficial owner,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Board Recommendation” has the meaning set forth in the recitals.

“Book-Entry Shares” has the meaning set forth in Section 2.5(b).

“Burdensome Condition” has the meaning set forth in Section 8.1(f).

“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a day on which commercial banks in New York City or Toronto are closed, (c) a day on which the Secretary of State of the State of Delaware is closed or (d) any day on which EDGAR is not open to accept filings.

“Cap Amount” has the meaning set forth in Section 7.1(c).

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and (b) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), as applicable.

“CECL” has the meaning set forth in Section 8.11.

“Certificate” has the meaning set forth in Section 2.5(b).

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Change in Recommendation” has the meaning set forth in Section 8.6(d)(vii).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986.

“Commitment Letter” has the meaning set forth in Section 5.7.

“Company” has the meaning set forth in the preamble.

“Company 10-K” has the meaning set forth in Section 4.7(a).

“Company 10-Q” has the meaning set forth in Section 4.7(a).

“Company Balance Sheet” means that balance sheet of the Company dated as of December 31, 2020 contained in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2020.

“Company Benefit Plan” means any employment, consulting, severance, change in control or similar contract, plan, funding arrangement or policy applicable to any director, former director, employee, former employee or individual independent contractor of the Company or any Subsidiary of the Company, and each other plan, funding vehicle, policy, agreement or arrangement (written or oral), including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), providing for compensation, bonuses, commissions, retention benefits, profit-sharing, stock option, restricted stock, stock appreciation right or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health and welfare benefits, death benefits, disability benefits, fringe benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change in control benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could have any liability, contingent or otherwise.

“Company Board” has the meaning set forth in the recitals.

“Company Bylaws” has the meaning set forth in Section 4.1.

“Company Capital Stock” has the meaning set forth in Section 4.5(a).

“Company Charter” has the meaning set forth in Section 4.1.

“Company Common Stock” means that common stock, par value $0.01 per share, of the Company.

“Company Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article IV.

“Company Employee” has the meaning set forth in Section 6.4(a).

“Company Incentive Plan” has the meaning set forth in Section 6.4(c).

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Leases” has the meaning set forth in Section 4.18(e).

“Company Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence (each, an “Effect”) that, individually or in the aggregate, would reasonably be expected to (a) prevent, materially impair or materially delay the Company’s ability to consummate the Transactions on or before the Outside Date or the performance by the Company of any of its material obligations under this Agreement or (b) result in a material adverse effect on the financial condition, business, operations, assets and liabilities (considered together) or continuing results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account, in determining whether there has been, or would be, a Company Material Adverse Effect for purposes of clause (b) above: (A) any changes in general U.S. or global economic conditions or securities, credit, financial or other capital markets conditions (including any changes in the value of the Investment Assets resulting therefrom), (B) any changes, events or conditions in the industries in which the Company and its Subsidiaries operate (including changes to interest rates, general market prices and regulatory changes affecting such industries), (C) pandemics (including COVID-19 and any variants/mutations thereof), epidemics, acts of war (regardless of whether declared), armed hostility (by recognized governmental forces or otherwise), sabotage, terrorism or widespread cyber-attack (not specifically targeted to, or specifically directed at, the Company or its Subsidiaries), or changes due to any natural disaster or other act of nature and any escalation or general worsening of any of the foregoing, (D) any changes arising out of the entering into of this Agreement, the announcement of this Agreement, the performance of this Agreement in accordance with the express terms of this Agreement, including compliance with the express terms of any covenants, or the pendency or consummation of the Transactions; provided, however, that (x) this clause (D) shall not apply to any representation or warranty set forth in Section 4.4, Section 4.15(h), Section 4.15(i) or the last sentence of Section 4.15(j) (or any condition to any Party’s obligation to consummate the Merger relating to such representation and warranty) and (y) compliance by the Company and its Subsidiaries with the terms of clauses (x) and (y) of the first sentence of Section 6.1 (subject the exceptions set forth in such sentence) shall not be excluded for purposes of this clause (D)), (E) changes in applicable Law or in GAAP, SAP or in accounting standards (including changes prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the NAIC, and the Financial Accounting Standards Board) or any changes in the interpretation or enforcement of any of the foregoing, (F) any decline in the market price, or change in trading volume, of the Company’s capital stock, (G) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, or budgets or internal or published financial or operating predictions of revenue, earnings, premiums written, cash flow, cash position or other financial performance or results, (H) any change or development in the credit, financial strength or other rating of the Company, any of its Subsidiaries or its outstanding debt (it being understood that the exceptions in clauses (F), (G) and (H) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided hereof) is, or would reasonably be expected to be, a Company Material Adverse Effect), or (I) any action taken or omitted to be taken by the Company at the prior written request or with the prior written consent of Parent or Merger Sub; provided, however, that, in the case of clauses (A), (B), (C) and (E), solely to the extent the impact on the Company and its Subsidiaries, taken as a whole, is disproportionately adverse compared to the impact on other companies operating in the industries in which the Company and its Subsidiaries operate in the countries and regions in the world impacted by the Effect in question, the incrementally disproportionate impact or impacts shall be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Measurement Date” has the meaning set forth in Section 4.5(a).

“Company Owned Properties” has the meaning set forth in Section 4.18(a).

“Company Preferred Stock” has the meaning set forth in Section 4.5(a).

“Company RS Award” has the meaning set forth in Section 2.6(a)(i).

“Company RSU Award” has the meaning set forth in Section 2.6(a)(ii).

“Company SEC Documents” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.5(a).

“Company Stock Plan” means any equity or equity-based plan that is sponsored or maintained by the Company or any of its Subsidiaries (including the American National Insurance Company Amended and Restated 1999 Stock and Incentive Plan).

“Company Stockholder Approval” has the meaning set forth in Section 4.2(a).

“Company Stockholder Meeting” has the meaning set forth in Section 6.2(a).

“Company Subsidiary Securities” has the meaning set forth in Section 4.6(b).

“Company Terminable Breach” has the meaning set forth in Section 10.1(c)(ii).

“Competing Proposal” means any bona fide written offer or proposal for, or any indication of interest in, any (a) direct or indirect acquisition or purchase of any business or assets of the Company or any of its Subsidiaries that, individually or in the aggregate, constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (b) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (c) tender offer or exchange offer that, if consummated, would result in the beneficial ownership by any Person of 15% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (d) merger, consolidation, business combination, joint venture, partnership, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenue, net income or assets of the Company and its Subsidiaries, taken as a whole, in each case, other than the Transactions.

“Confidentiality Agreement” means the confidentiality agreement, dated May 12, 2021, between the Company and Parent.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“Contract” has the meaning set forth in Section 4.19(a).

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any Law or any published requirement, directive, pronouncement, guideline or recommendation issued by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, providing for or contemplating business closures or other reductions, changes to business operations, any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or any other Law by any Governmental Entity in connection with or in response to COVID-19.

“Creditors’ Rights” has the meaning set forth in Section 4.2(a).

“De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of the Company or Parent, as the case may be.

“Debt Commitment Letter” has the meaning set forth in Section 5.7.

“Debt Financing” has the meaning set forth in Section 5.7.

“DGCL” has the meaning set forth in the recitals.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Domiciliary Department of Insurance” means the domiciliary state insurance regulatory of the applicable Insurance Company.

“Economic Sanctions/Trade Laws” means all applicable Laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and Sanctions Targets, including prohibited or restricted international trade and financial transactions and lists maintained by any Governmental Entity targeting certain countries, territories, entities or persons. For the avoidance of doubt, the applicable Laws referred to in the foregoing sentence include (a) any of the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, or the Syria Accountability and Lebanese Sovereignty Act, or any regulations of the U.S. Treasury Department Office of Foreign Assets Controls, or any export control Law applicable to U.S.-origin goods, technology, or software, or any enabling legislation or executive order relating to any of the above, as collectively interpreted and applied by the U.S. government at the prevailing point in time, (b) any U.S. sanctions related to or administered by the U.S. Department of State and (c) any sanctions measures or embargoes imposed by the United Nations Security Council, Her Majesty’s Treasury or the European Union.

“EDGAR” has the meaning set forth in Section 4.7(a).

“Effect” has the meaning set forth in the definition of Company Material Adverse Effect.

“Effective Time” has the meaning set forth in Section 2.1(b).

“e-mail” has the meaning set forth in Section 11.1.

“Encumbrances” means liens, pledges, charges, defects in title, rights of way, encumbrances, hypothecations, mortgages, deeds of trust or security interests (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means all Laws relating to: (a) the protection, investigation or restoration of the environment or natural resources, including the abandonment and decommissioning of facilities used in the conduct of the Company’s business (and any required funding or security with respect to such abandonment and decommissioning), (b) the handling, storage, disposal, transport, Release or threatened Release of any Hazardous Substance or (c) noise, odor, indoor air, pollution, contamination or any injury to persons or property resulting from exposure to Hazardous Substances.

“Equity Commitment Letter” has the meaning set forth in the recitals.

“Equity Financing” has the meaning set forth in Section 5.7.

“Equity Investor” has the meaning set forth in the recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (regardless of whether incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” has the meaning set forth in Section 2.5(d).

“Families First Act” means the Families First Coronavirus Response Act (Pub. L. No. 116-127).

“Financial Advisor” has the meaning set forth in Section 4.22.

“Financing” has the meaning set forth in Section 5.7.

“Financing Commitment Letters” has the meaning set forth in Section 5.7.

“Financing Sources” means the Persons (including the parties to the Debt Commitment Letter) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or Alternative Financings with respect to the Debt Financing in connection with the Transactions (including the Merger), and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees and representatives involved in the Debt Financing (or any such Alternative Financing) and their successors and assigns.

“Form A Filings” means the filings of Form A Statements Regarding the Acquisition of Control (including the business plan and projections relating thereto) with the respective Domiciliary Departments of Insurance regarding the proposed acquisition of control of the respective Insurance Companies contemplated by the Transactions (including the Merger).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Entity” means any court, governmental, regulatory, self-regulatory or administrative agency or commission, arbitrator, arbitral panel or other governmental authority or instrumentality, domestic or foreign.

“group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Hazardous Substance” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined, designated, identified or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under, or for which liability or standards of care are imposed by, any Environmental Law and (b) any petroleum, petroleum distillate or petroleum-derived products, radon, radioactive material or wastes, per-and polyfluoroalkyl substances, asbestos or asbestos-containing materials, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” has the meaning set forth in Section 4.3.

“Indebtedness” of any Person means, without duplication: (a) indebtedness created, issued or incurred by such Person for borrowed money or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person (excluding trade payables incurred in the ordinary course of business consistent with past practice); (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person or any “keep well” or other agreement to maintain any financial statement condition of another Person; provided, however, that Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Liabilities” has the meaning set forth in Section 7.1(a).

“Indemnified Persons” has the meaning set forth in Section 7.1(a).

“Information Statement” means a written information statement of the type contemplated by Rule 14c-2 under the Exchange Act, and any amendment or supplement thereto, relating to the Stockholder Written Consent, the Merger and this Agreement.

“Insurance Companies” means, collectively, American National Insurance Company, American National Life Insurance Company of New York, Garden State Life Insurance Company, American National Life Insurance Company of Texas, Standard Life & Accident Insurance Company, American National Property and Casualty Company, American National General Insurance Company, Pacific Property & Casualty Company, ANPAC Louisiana Insurance Company, Farm Family Casualty Insurance Company, United Farm Family Insurance Company, American National Lloyds Insurance Company, and American National County Mutual Insurance Company, and each of them, an “Insurance Company.”

“Insurance Contracts” means the insurance or annuity policies and contracts, together with all binders, slips, certificates, endorsements and riders thereto, issued or entered into by any Insurance Company prior to the Closing.

“Insurance Producer” means the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, insurance solicitors, producers or other Persons who solicit, negotiate or sell the Insurance Contracts.

“Intellectual Property” means all intellectual property and other similar rights in any jurisdiction, whether registered or unregistered, including such rights in and to: any patents (including all reissues, divisions, continuations, continuations-in-part and extensions thereof) and patent applications; any trademarks, trademark registrations, trademark applications, service marks, trade names, business names and brand names, including any and all goodwill associated therewith; any copyrights, copyright registrations, copyright applications and database rights; any internet domain names; and any trade secrets, know-how and other proprietary information that derives independent economic value from not being generally known to the public.

“Intervening Event” means a material Effect that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement, which Effect becomes known to the Company Board prior to obtaining the Company Stockholder Approval. Notwithstanding the foregoing, in no event shall any of the following constitute an Intervening Event: (a) any change in the price or trading volume of the Company Common Stock or any other securities of the Company or any of its Subsidiaries (provided, however, that the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event) or (b) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or of consequence thereof.

“Investment Assets” has the meaning set forth in Section 6.1(h).

“Investment Guidelines” means those investment guidelines of the Company and its Subsidiaries with respect to the investment of the Investment Assets provided to Parent prior to the date of this Agreement.

“Investment Plan” means the investment plan of the Company and its Subsidiaries with respect to the investment of the Investment Assets provided to Parent prior to the date of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Joint Venture Agreements” has the meaning set forth in Section 4.18(h).

“knowledge” means the actual knowledge of the knowledge individuals described in the immediately following sentence, after reasonable inquiry of their respective direct reports as such knowledge individuals would normally conduct in the ordinary course of their duties. For purposes of this definition, the term “knowledge individuals” means (a) in the case of the Company, the individuals listed in Section 1.1 of the Company Disclosure Schedules and (b) in the case of Parent, the individuals listed in Section 1.1 of the Parent Disclosure Schedules.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Entity, including common law.

“Legacy Plans” has the meaning set forth in Section 6.4(b).

“Material Contract” has the meaning set forth in Section 4.19(b).

“Material IP Contract” has the meaning set forth in Section 4.19(b).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 2.5(a).

“Merger Sub” has the meaning set forth in the preamble.

“Milliman” means Milliman, Inc.

“NAIC” has the meaning set forth in Section 6.1(m).

“NASDAQ” means NASDAQ Global Select Market.

“New Plans” has the meaning set forth in Section 6.4(b).

“Open Source Software” means any software or materials that are distributed as “free software” (as defined by the Free Software Foundation) or distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org or under any similar licensing or distribution model (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Organizational Documents” means (a) with respect to a corporation, the charter, memorandum of association, or articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“other Party” means (a) when used with respect to the Company, Parent and Merger Sub and (b) when used with respect to Parent or Merger Sub, the Company.

“Outside Date” has the meaning set forth in Section 10.1(b)(ii).

“Outstanding 2021 Annual Bonuses” has the meaning set forth in Section 6.4(c).

“Parent” has the meaning set forth in the preamble.

“Parent Board” has the meaning set forth in the recitals.

“Parent Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article V.

“Parent Material Adverse Effect” means any Effect that would or would reasonably be expected to, individually or in the aggregate, prevent, materially impair or materially delay Parent’s or Merger Sub’s ability consummate the Transactions on or before the Outside Date or the performance by Parent or Merger Sub of any of their respective material obligations under this Agreement.

“Parent Terminable Breach” has the meaning set forth in Section 10.1(d)(ii).

“Partial Competing Proposal” means a Competing Proposal to less than all of the business and assets of the Company.

“Party” and “Parties” have the respective meanings set forth in the preamble.

“Paying Agent” has the meaning set forth in Section 3.1(a).

“Payment Fund” has the meaning set forth in Section 3.1(a).

“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).

“PBGC” has the meaning set forth in Section 4.15(b).

“Permissible Redacted Terms” means any terms that, individually or in the aggregate, would not (a) reduce the amount of the Financing such that the aggregate funds that would be available on the Closing Date, together with other immediately available financial resources of Parent, would not be sufficient to pay the Required Funding Amount or (b) adversely affect the conditionality, availability or termination of the Debt Financing or prevent or materially delay the Closing.

“Permit” means any permit, license, certificate, approval, certification, variation, exemption, order, consent, grant, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Permitted Encumbrances” means:

(a) statutory Encumbrances for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings for which adequate reserves have been established in the balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date (including the notes thereto) included in the Company SEC Documents;

(b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, and similar Encumbrances granted or that arise in the ordinary course of business with respect to liabilities that are not yet due or delinquent or the amount or validity of which is being contested in good faith and by appropriate proceedings for which adequate reserves have been established;

(c) Encumbrances securing payment, or any obligation, of the Company or any Subsidiary thereof with respect to outstanding Indebtedness so long as there is no default under such Indebtedness;

(d) Encumbrances granted in the ordinary course of business in connection with the insurance or reinsurance business of the Company or any Subsidiary thereof on cash and cash equivalent instruments or other investments, including Encumbrances granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the Company or any Subsidiary thereof, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the Company or any Subsidiary thereof, (D) deposit liabilities, (E) statutory deposits, (F) ordinary-course securities lending, repurchase, reverse repurchase, and short-sale transactions and (G) premium trust funds and other funds held under trust in connection with conducting the business of the Company or any Subsidiary thereof and (ii) with respect to investment securities held in the name of a nominee, custodian, depository, clearinghouse, or other record owner;

(e) pledges or deposits by the Company or any Subsidiary thereof under workmen’s compensation Laws, unemployment insurance Laws, or similar legislation, or good faith deposits in connection with bids, tenders, Contracts, or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business;

(f) zoning, building codes, entitlement, and other land use and environmental regulations by any Governmental Entity;

(g) licenses (including nonexclusive licenses of Intellectual Property) granted to third parties in the ordinary course of business by the Company or any Subsidiary thereof;

(h) easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and that, individually or in the aggregate, have not materially impaired, and would not be reasonably expected to materially impair, the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location;

(i) transfer restrictions imposed by Law;

(j) such other Encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property or asset affected by such Encumbrance or imperfection; and

(k) Encumbrances that affect the underlying fee interest of any Company Leases.

“Person” means any individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, Governmental Entity, association or unincorporated organization, or any other form of business or professional entity.

“Personal Data” has the meaning set forth in Section 4.20(g).

“Privacy Policies” has the meaning set forth in Section 4.20(g).

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law or Environmental Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and regardless of whether such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Proxy Statement” means the proxy statement filed by the Company with the SEC in connection with the Company Stockholder Approval, including any amendments and supplements thereto.

“Real Estate Joint Venture” has the meaning set forth in Section 4.18(g).

“Reinsurance Agreements” has the meaning set forth in Section 4.28(a).

“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

“Related Party Transaction” has the meaning set forth in Section 4.26.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Required Consents” has the meaning set forth in Section 8.1(a).

“Required Funding Amount” has the meaning set forth in Section 5.7.

“Reserves” means the reserves, funds or provisions of the Company or any Insurance Company for losses, claims, premiums, policy benefits and expenses, including unearned premium reserves, reserves for incurred losses, technical reserves, incurred loss adjustment expenses, incurred but not reported losses and loss adjustment expenses, in respect of insurance policies issued, reinsured or assumed by the Company or any Insurance Company.

“Sanctions Target” means: (a) any country or territory that is the target of country-wide or territory-wide Economic Sanctions/Trade Laws, including, as of the date of this Agreement, Iran, Cuba, Syria, the Crimea region of Ukraine, and North Korea; (b) a Person that is on the list of Specially Designated Nationals and Blocked Persons or any of the other sanctions persons lists published by the U.S. Treasury Department Office of Foreign Assets Controls, or any equivalent list of sanctioned Persons issued by the U.S. Department of State; (c) a Person that is located in or organized under the laws of a country or territory that is identified as the subject of country-wide or territory-wide Economic Sanctions/Trade Laws; or (d) an entity owned fifty 50% or more or controlled by a country or territory identified in clause (a) or person in clause (b) above.

“SAP” means, as to any Insurance Company, the statutory accounting practices prescribed or permitted by the applicable Domiciliary Department of Insurance as in effect at the relevant time, consistently applied, excluding for the avoidance of doubt, any permitted accounting practices.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.10(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Shares” has the meaning set forth in the recitals.

“Significant Subsidiary” means each Subsidiary of the Company required to be set forth on Exhibit 21 to the Company 10-K, excluding American National County Mutual Insurance Company and American National Lloyds Insurance Company, and set forth on Section 4.6 of the Company Disclosure Schedules, together with each such Subsidiary’s jurisdiction of organization.

“Statutory Statements” has the meaning set forth in Section 4.8(b).

“Stockholder Written Consent” has the meaning set forth in Section 8.2(a).

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which at least one of the following is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries: (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest.

“Superior Proposal” means a bona fide written Competing Proposal (with all references to 15% included in the definition of Competing Proposal increased to 50%) that is not solicited after the date of this Agreement in violation of Section 8.6 and is made after the date of this Agreement by any Person or group (other than Parent or any of its Affiliates), that, in the good faith determination of the Company Board, after consultation with its financial advisors and outside legal counsel, (a) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger and the other Transactions (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Parent in response to such proposal or otherwise), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial, regulatory and stockholder approval requirements, any required third-party consents, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing of closing, the identity of the Person or Persons making the proposal and any other aspects considered relevant by the Company Board and (c) for which, if applicable, financing is fully committed or reasonably determined to be available by the Company Board.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Systems” means the software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites and related information technology systems used by the Company or its Subsidiaries for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data and information in connection with the conduct of the business of the Company or its Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other antitakeover statute or similar statute enacted under applicable Law.

“Tax” or “Taxes” means (a) all U.S. federal, state, local or non-U.S. taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities, however denominated, including income, gross receipts, value added, activity, capital, capital stock, inventory, sales, use, ad valorem, transfer, franchise, profits, premium, license, withholding, payroll, employment, workers compensation, excise, penalty, estimated, alternative or add-on minimum, severance, stamp, occupation, real property, personal property, escheat, abandoned or unclaimed property, or other taxes of any kind whatsoever, however denominated and whether or not disputed, together with any interest, penalties, or additions thereto, imposed by any Tax Authority, (b) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (c) any liability for the payment of any of the foregoing types as a successor, transferee, by contract or otherwise.

“Tax Authority” means any Governmental Entity responsible for the assessment, collection, imposition or administration of any Tax.

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement, including any schedule or attachment thereto, or any amendment thereof, filed or required to be filed with any Tax Authority.

“Termination Fee” means $178,500,000.

“Transaction Litigation” has the meaning set forth in Section 8.10.

“Transactions” means (a) the execution and delivery of this Agreement, (b) the Merger, (c) the funding of the Equity Financing as contemplated by the Equity Commitment Letter and (d) the other transactions contemplated by this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. or any similar applicable state or local Laws.

“Willful and Material Breach” means, with respect to any Party, a material breach by such Party of any covenant, agreement or obligation hereunder that is a consequence of an act undertaken by such Party (or the failure by such Party to take an act it is required to take hereunder) with knowledge that the taking of (or failure to take) such act would, or would reasonably be expected to, cause a breach of this Agreement.

“Written Consent Delivery Period” has the meaning set forth in Section 8.2(a).